UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TrustCo Bank Corp NY
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5 Sarnowski Drive, Glenville, New York 12302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders of TrustCo Bank Corp NY:

Notice is hereby given that the Annual Meeting of Shareholders of TrustCo Bank Corp NY, a New York corporation, will be held at Mallozzi’s Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303, on May 19, 2016, at 4:00 pm local time, for the purpose of considering and voting upon the following matters:

1.	Election of Directors.

2.	Approval of a Nonbinding Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers.

3.	Ratification of the Appointment of Crowe Horwath LLP as TrustCo’s Independent Auditors for 2016.

4.	Any other business that properly may be brought before the meeting or any adjournment thereof.

By Order of the Board of Directors,
Robert M. Leonard, Secretary

April 1, 2016

YOUR VOTE IS IMPORTANT

TO US

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED CARD AS PROMPTLY AS POSSIBLE. YOU MAY ALSO VOTE USING THE INTERNET OR TELEPHONE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE EXERCISE OF THE PROXY.

Important Notice Regarding the Internet Availability of Proxy Materials for the

Shareholder Meeting to be Held on May 19, 2016:

This Notice, the Proxy Statement attached to this Notice and TrustCo’s Annual Report to shareholders for the year ended December 31, 2015 are available free of charge at https://materials.proxyvote.com/898349.

TRUSTCO BANK CORP NY

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

May 19, 2016

This proxy statement is furnished in connection with the solicitation by the board of directors of TrustCo Bank Corp NY (also referred to as “TrustCo” or the “Company”) of proxies to be voted at TrustCo’s Annual Meeting of Shareholders. The Annual Meeting will be held at 4:00 pm local time on Thursday, May 19, 2016, at Mallozzi’s Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303. This proxy statement and the enclosed form of proxy were first mailed to shareholders on or about April 1, 2016.

The record date for the Annual Meeting is March 21, 2016. Only shareholders of record at the close of business on March 21, 2016 are entitled to notice of and to vote at the Annual Meeting. Shareholders of record on that date are entitled to one vote for each share of TrustCo common stock they hold. As of March 1, 2016, there were 95,368,575 shares of common stock outstanding.

The Annual Meeting will be held if a majority of the outstanding shares of TrustCo’s common stock, constituting a quorum, is represented at the meeting. If shareholders return a properly executed proxy card, their shares will be counted for purposes of determining a quorum at the meeting, even if they abstain from voting. Abstentions and broker non-votes count as shares present at the Annual Meeting for purposes of determining a quorum. If a shareholder owns shares in “street name” through a bank or broker, the shareholder may instruct his or her bank or broker how to vote the shares. A “broker non-vote” occurs when a shareholder who owns shares through a bank or broker fails to provide the bank or broker with voting instructions and either the bank or broker does not have the discretionary authority to vote the shares on a particular proposal or the bank or broker otherwise fails to vote the shares.

Under the rules of the NASDAQ Stock Market and the New York Stock Exchange, brokers do not have discretionary authority to vote shares on proposals that are not “routine.” Proposal 1 (Election of Directors), and Proposal 2 (Approval of a Nonbinding Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers) would not be considered routine matters under the NASDAQ Stock Market and New York Stock Exchange rules, so brokers do not have discretionary authority to vote shares held in street name on those proposals. If a shareholder wishes for his or her shares to be voted on these matters, the shareholder must provide his or her broker with voting instructions. Proposal 3 (Ratification of the Appointment of Crowe Horwath LLP as TrustCo’s Independent Auditors) is considered a routine matter, so the bank or broker will have discretionary authority to vote shares held in street name on this item.

All shares of TrustCo’s common stock represented at the Annual Meeting by properly executed proxies will be voted according to the instructions indicated on the proxy card. If shareholders return a signed proxy card but fail to instruct how the shares registered in their names must be voted, the shares will be voted as recommended by TrustCo’s board of directors. The board of directors recommends that shareholders vote:

•	“FOR” each of the nominees for director,

•	“FOR” the approval of the nonbinding advisory resolution approving the compensation of TrustCo’s named executive officers, and

•	“FOR” ratification of the appointment of Crowe Horwath LLP as TrustCo’s Independent Auditors.

If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority. TrustCo does not know of any other matters to be presented at the Annual Meeting.

Any shareholder executing a proxy solicited under this proxy statement has the power to revoke it by giving written notice to the Secretary of TrustCo at its main office address or at the meeting of shareholders at any time prior to the exercise of the proxy.

TrustCo will solicit proxies primarily by mail, although proxies also may be solicited by directors, officers, and employees of TrustCo or TrustCo’s wholly-owned subsidiary, Trustco Bank. These persons may solicit proxies personally or by telephone, and they will receive no additional compensation for such services. TrustCo also has retained Regan & Associates, Inc. to aid in the solicitation of proxies for a solicitation fee of $12,500 plus expenses and a delivery fee of $2,250. The entire cost of this solicitation will be paid by TrustCo.

THE ANNUAL MEETING

A description of the items to be considered at the Annual Meeting, as well as other information concerning TrustCo and the meeting, is set forth below.

Proposal 1 - Election of Directors

The first item to be acted upon at the Annual Meeting is the election of two directors to serve on the TrustCo board of directors. The nominees for election as directors for three-year terms expiring at TrustCo’s 2019 Annual Meeting are Dennis A. De Gennaro and Brian C. Flynn. Each of the nominees is an incumbent director, although Mr. Flynn was appointed by the board of directors to fill a vacancy and joined the board on February 16, 2016. Each nominee was approved by TrustCo’s board of directors.

TrustCo’s Certificate of Incorporation provides that TrustCo’s board of directors will consist of not less than five nor more than fifteen members, with, under TrustCo’s Bylaws, the total number of directors to be fixed by resolution of the board or the shareholders. Currently, TrustCo and Trustco Bank have eight directors. The term of Robert A. McCormick, the former chairman, president, and chief executive officer of TrustCo and Trustco Bank, will expire at the Annual

Meeting, and, as announced by TrustCo on February 18, 2016, Mr. McCormick has decided to retire from the board of directors at that time rather than seek a new term. The board of directors has decided not to immediately fill the vacancy on the board that will be created upon Mr. McCormick’s retirement and to reduce the size of the board until such time, if any, that the board decides to add a new director. Accordingly, effective upon the close of the Annual Meeting and Mr. McCormick’s retirement, the board will be fixed at seven members.

The pages that follow set forth information regarding TrustCo’s nominees, as well as information regarding the remaining members of TrustCo’s board. Proxies will be voted in accordance with the specific instructions contained in the proxy card; properly executed proxies that do not contain voting instructions will be voted “FOR” the election of TrustCo’s nominees. If any such nominee becomes unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as TrustCo’s board may recommend. Each of TrustCo’s nominees has consented to being named in this proxy statement and to serve if elected. The board of directors has no reason to believe that any nominee will decline or be unable to serve if elected.

Information with regard to the business experience of each director and nominee and the ownership of common stock on December 31, 2015 has been furnished by each director and nominee or has been obtained from TrustCo’s records. TrustCo’s common stock is the only class of its equity securities outstanding.

INFORMATION ON TRUSTCO DIRECTORS AND NOMINEES

NOMINEES FOR ELECTION AS TRUSTCO DIRECTORS(1) FOR

THREE-YEAR TERMS TO EXPIRE IN 2019

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)		Percent of Class
Dennis A. De Gennaro, Age 71, President and Chief Executive Officer, Camelot Associates, Corp. (commercial and residential home builder and developer). Current Chairman of the Board of Directors of TrustCo and Trustco Bank. Director of TrustCo and Trustco Bank from 2009-present. Mr. De Gennaro is highly knowledgeable about commercial and residential real estate in the Capitol Region of New York and contributes his organization skills and experience from operating a successful business enterprise.	94,867	(4)	*

*	Less than 1%

See footnotes on page 7.

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)		Percent of Class

Brian C. Flynn, Age 65, Consultant and Certified Public Accountant (NY). Director of TrustCo and Trustco Bank since 2016. Former partner of KPMG LLP (retired 2010) where he was employed for approximately 30 years. Mr. Flynn served in KPMG’s banking and finance practice area where his specialties included providing tax services to community banks, thrift institutions and real estate developers/ operators. Since his retirement in 2010 he has served as a technical tax consultant to a community bank trade group. Mr. Flynn brings to the board extensive tax, accounting and financial reporting expertise in the financial services industry. Mr. Flynn has been designated an audit committee financial expert.	1,000	(5)	*

OTHER TRUSTCO DIRECTORS(1)

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)		Percent of Class
Thomas O. Maggs, Age 71, President, Maggs & Associates, The Business Insurance Brokers, Inc. (insurance broker). Director of TrustCo and Trustco Bank from 2005-present. Chairman of the Board of Directors of TrustCo and Trustco Bank for 2015. Mr. Maggs contributes his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.	82,908	(6)	*

Anthony J. Marinello, M.D., Ph.D., Age 60, Physician. Director of TrustCo and Trustco Bank from 1995-present. Chairman of the Board of Directors of TrustCo and Trustco Bank for 2013. Dr. Marinello contributes his experience as an entrepreneur operating a successful medical practice and his skills for developing and evaluating business strategies.	89,195	(7)	*

*	Less than 1%

See footnotes on page 7.

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)		Percent of Class
Robert A. McCormick, Age 79, Chairman of TrustCo and Trustco Bank 2001-2008. Chairman, President & Chief Executive Officer of TrustCo and Trustco Bank 1984-2002. Director of TrustCo and Trustco Bank from 1980-present. Mr. McCormick retired as an executive officer of TrustCo and Trustco Bank as of November 1, 2002. Mr. McCormick, who has been associated with TrustCo for more than 30 years and has vast experience with all aspects of its operations, will retire from the board of directors upon completion of the Annual Meeting. Robert A. McCormick is the father of Robert J. McCormick.	782,075	(8)	*

Robert J. McCormick, Age 52, President and Chief Executive Officer of TrustCo since January 2004, Chairman 2009 and 2010, executive officer of TrustCo from 2001-present and Chief Executive Officer of Trustco Bank from November 2002-present. Director of TrustCo and Trustco Bank from 2005-present. Joined Trustco Bank in 1995. Mr. McCormick contributes his skills and knowledge obtained from being the chief executive officer of the Company and Trustco Bank. Robert J. McCormick is the son of Robert A. McCormick.	2,376,933	(9)	2.50

William D. Powers, Age 74, Consultant, Chairman of the Board of Directors of TrustCo and Trustco Bank for 2012. Director of TrustCo and Trustco Bank from 1995-present. Mr. Powers contributes his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.	131,651	(10)	*

William J. Purdy, Age 81, President, Welbourne & Purdy Realty, Inc. Director of TrustCo and Trustco Bank from 1991-present. Chairman of the Board of Directors of TrustCo and Trustco Bank for 2011. Mr. Purdy contributes has knowledge regarding commercial and residential real estate, his experience as an entrepreneur operating a successful business enterprise, and his skills for developing and evaluating business strategies.	83,698	(11)	*

*	Less than 1%

See footnotes on page 7.

INFORMATION ON TRUSTCO EXECUTIVE OFFICERS

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation	No. of Shares (3)		Percent of Class
Robert T. Cushing, Age 60, Executive Vice President and Chief Operating Officer of TrustCo and Trustco Bank from December 16, 2014-present. Executive Vice President and Chief Financial Officer of TrustCo from January 2004-December 16, 2014, President, Chief Executive Officer and Chief Financial Officer of TrustCo from November 2002-December 2003. Executive officer of TrustCo and Trustco Bank from 1994-present. Joined TrustCo and Trustco Bank in 1994.	790,294	(12)	*

Robert M. Leonard, Age 53, Secretary of TrustCo and Trustco Bank 2003-2006 and 2009-present. Assistant Secretary of TrustCo and Trustco Bank 2006-2009. Executive Vice President of TrustCo and Trustco Bank from 2013-present. Senior Vice President of TrustCo and Trustco Bank from 2010-2013. Administrative Vice President of TrustCo and Trustco Bank 2004-2009. Executive officer of TrustCo and Trustco Bank from 2003-present. Joined Trustco Bank in 1986.	123,770	(13)	*

Michael M. Ozimek, Age 41, Senior Vice President and Chief Financial Officer of TrustCo and Trustco Bank from December 2014-present, Administrative Vice President of Trustco Bank from 2010-2014. Executive officer of TrustCo and Trustco Bank from 2014-present. Joined TrustCo and Trustco Bank in 2002.	36,457	(14)	*

Scot R. Salvador, Age 49, Executive Vice President and Chief Banking Officer of TrustCo and Trustco Bank from January 2004-present. Executive officer of TrustCo and Trustco Bank from 2004-present. Joined Trustco Bank in 1995.	444,893	(15)	*

Eric W. Schreck, Age 49, Senior Vice President and Florida Regional President Trustco Bank from 2009-present. Treasurer of TrustCo from 2010-present. Executive officer of TrustCo and Trustco Bank from 2010-present. Joined Trustco Bank in 1989.	112,357	(16)	*

*	Less than 1%

See footnotes on page 7-8.

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation	No. of Shares (3)		Percent of Class

Sharon J. Parvis, Age 65, Assistant Secretary of TrustCo and Trustco Bank from 2005-present, Vice President of Trustco Bank from 1996-present. Executive officer of TrustCo and Trustco Bank from 2005-present. Joined Trustco Bank in 1987.	27,522	(17)	*

Thomas M. Poitras, Age 53, Assistant Secretary of TrustCo and Trustco Bank 2003-2006 and 2009-present. Secretary of TrustCo and Trustco Bank 2006-2009, Vice President of Trustco Bank from 2001-present. Executive officer of TrustCo and Trustco Bank from 2005-present. Joined Trustco Bank in 1986.	68,191	(18)	*

*	Less than 1%

TRUSTCO DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS AS A GROUP (15 INDIVIDUALS) BENEFICIALLY OWN 5,245,811 SHARES OF COMMON STOCK, WHICH REPRESENTS 5.51% OF THE OUTSTANDING SHARES.

Footnotes:

(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.
(2)	Each of the directors has held, or retired from, the same position or another executive position with the same employer during the past five years.
(3)	Based on 95,262,223 shares issued and outstanding as of December 31, 2015. Beneficial ownership of less that 1% is denoted by an asterisk.
(4)	Voting or investment power shared by Mr. De Gennaro’s spouse or other immediate family members as to 94,867 shares. Also includes currently exercisable options to acquire 2,000 shares.
(5)	Voting or investment power as to all shares shared by Mr. Flynn’s spouse.
(6)	Voting or investment power shared by Mr. Maggs’ immediate family members as to 20,156 shares. Includes for Mr. Maggs currently exercisable options to acquire 6,000 shares.
(7)	Voting or investment power shared by Dr. Marinello’s spouse or other immediate family members as to 89,195 shares. Also includes currently exercisable options to acquire 6,000 shares.
(8)	Voting or investment power shared by Mr. McCormick’s spouse as to 69,994 shares. Also includes currently exercisable options to acquire 6,000 shares.
(9)

Includes for Mr. McCormick 603,859 shares in trust at Trustco Bank for which he is co-trustee, and 379,217 shares that are held by Trustco Bank as a co-trustee of trusts for the benefit of Mr. McCormick or his family. Also includes currently exercisable options to acquire 563,800 shares.

(10)	Voting or investment power shared by Mr. Powers’ spouse or other immediate family members as to 125,651 shares. Also includes currently exercisable options to acquire 6,000 shares.
(11)	Includes for Mr. Purdy currently exercisable options to acquire 6,000 shares.
(12)	Includes for Mr. Cushing currently exercisable options to acquire 282,700 shares.
(13)	Voting or investment power shared by Mr. Leonard’s spouse or other immediate family members as to 19,722 shares. Also includes currently exercisable options to acquire 56,200 shares.

See footnotes on page 8.

(14)	Includes for Mr. Ozimek currently exercisable options to acquire 29,550 shares.
(15)	Includes for Mr. Salvador currently exercisable options to acquire 313,271 shares.
(16)	Voting or investment power shared by Mr. Schreck’s spouse or other immediate family members as to 6,992 shares. Also includes currently exercisable options to acquire 29,550 shares.
(17)	Includes for Ms. Parvis currently exercisable options to acquire 25,850 shares.
(18)	Voting or investment power shared by Mr. Poitras’ spouse as to 2,394 shares. Also includes currently exercisable options to acquire 29,250 shares.

Board Meetings and Committees

TrustCo’s full board held ten meetings during 2015. All of the directors, except for Robert A. McCormick and Robert J. McCormick, would be considered to be “independent directors” under the listing qualifications rules for companies such as TrustCo, whose shares are traded on The NASDAQ Stock Market. TrustCo’s independent directors met in executive session twice during 2015. All directors fully attended all board meetings (except one board member missed one meeting) and all independent directors fully attended both executive session meetings during 2015.

TrustCo maintains a Nominating and Corporate Governance Committee, an Audit Committee, a Compensation Committee, a Board Compliance Committee, and a Risk Committee. The charter of each of the committees may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” tab.

The Nominating and Corporate Governance Committee held seven meetings in 2015. The directors currently serving on the Nominating and Corporate Governance Committee are Dr. Anthony J. Marinello (Chairman), Dennis A. De Gennaro, Brian C. Flynn, Thomas O. Maggs, William D. Powers, and William J. Purdy. The function of the Nominating and Corporate Governance Committee is to assist the board by recommending and reviewing individuals for consideration as directors and develop and annually review governance guidelines applicable to the Company.

TrustCo’s Audit Committee held eleven meetings in 2015. The directors currently serving on the Audit Committee are William D. Powers (Chairman), Dennis A. De Gennaro, Brian C. Flynn, Thomas O. Maggs, Dr. Anthony J. Marinello, and William J. Purdy. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements; the committee’s functions also include the review of TrustCo’s and Trustco Bank’s internal audit procedures and the review of the adequacy of internal accounting controls for TrustCo and Trustco Bank. In addition, the Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under “Audit Committee” for a more detailed description of the Audit Committee’s activities.

TrustCo’s Compensation Committee held six meetings in 2015. The directors currently serving on the Compensation Committee are Thomas O. Maggs (Chairman), Dennis A. De Gennaro, Brian C. Flynn, Dr. Anthony J. Marinello, William D. Powers, and William J. Purdy. The

function of the Compensation Committee is to generally oversee the employee compensation and benefit policies, plans and programs of TrustCo and Trustco Bank, including the establishment, annual review and approval of the compensation of the executive officers. In addition, the Compensation Committee is responsible for annually reviewing board compensation and making appropriate recommendations for changes thereto. Please refer to the discussion under “Executive Compensation” for a more detailed description of the Compensation Committee’s activities relative to the named executive officers.

The board of directors of Trustco Bank created the Board Compliance Committee in June 2015, and the committee held six meetings in 2015. The directors currently serving on the Board Compliance Committee are William D. Powers (Chairman), Dennis A. De Gennaro, Brian C. Flynn, Thomas O. Maggs, Dr. Anthony J. Marinello, and William J. Purdy. The function of the Compliance Committee is to provide assistance to the board in fulfilling its oversight responsibility relating to compliance with legal and regulatory requirements and Trustco Bank’s policies, including overseeing Trustco Bank’s communications and responses to and cooperation with the Office of the Comptroller of Currency (“OCC”) and other governmental authorities with jurisdiction over TrustCo or Trustco Bank, and any agreements, orders or directives with respect to such authorities, including the July 21, 2015 agreement between Trustco Bank and the OCC.

The board of directors of TrustCo created the Risk Committee in February 2016. The directors currently serving on the Risk Committee are William J. Purdy (Chairman), Dennis A. De Gennaro, Brian C. Flynn, Thomas O. Maggs, Dr. Anthony J. Marinello, and William D. Powers. The function of the Risk Committee is to oversee the Company’s enterprise risk management program and to ensure that risk is appropriately identified, measured, treated, monitored, and reported within the governance structure approved by the board.

Each member during 2015 of the committees described above attended all meetings of each such committee. Although he is now a member of each committee, Mr. Flynn was not a member of the board of directors of TrustCo or Trustco Bank during 2015.

Board Leadership Structure and Role in Risk Oversight

Board Leadership. The position of TrustCo’s chairman of the board and the office of its president and chief executive officer are held by different persons. The chairman of the board, Dennis A. De Gennaro, is an independent director who has been a member of the board since 2009. Mr. De Gennaro became chairman in January 2016 to serve a term ending upon the earlier of December 31, 2018 or the date the board elects a successor chairman. Mr. De Gennaro is a member of the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation Committee, the Board Compliance Committee and the Risk Committee. Under TrustCo’s Corporate Governance Guidelines, the positions of chief executive officer and chairman of the board are separate and the members of the board elect a chairman as they deem appropriate from time to time from among TrustCo’s independent directors. Also under the guidelines, in order to better ensure that the chairman of the board will have the opportunity to carry out the planning and direction duties associated with the chairman’s position, the chairman is to be elected to a term to expire three years from its start date or on such earlier date as the board elects a new chairman. (The board retains, however, the authority to elect a director as chairman even though the then-current chairman has not served in that role for three years and is not obligated to nominate for re-election by shareholders a director whose three-year tenure as chairman is not complete.) At least once each year, the Corporate Governance Committee will consider the performance of the chairman relative to the Corporate Governance Guidelines and may make such recommendations as it deems appropriate.

The board of directors has determined that the separation of the roles of chairman of the board and chief executive officer enhances board independence and oversight. More specifically, the board believes that separating the roles will allow the Company’s president and chief executive officer, Robert J. McCormick, to better focus on developing and implementing corporate initiatives, enhancing shareholder value and strengthening business and operations, while allowing the chairman of the board to lead the board in its fundamental role of providing advice to, and independent oversight of, management.

Role in Risk Oversight. Risk is inherent in the operation of every financial institution, and management of risk is a key part of the institution’s success. Risks faced by TrustCo and Trustco Bank include credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, and reputational risk. TrustCo management is responsible for the day-to-day management of the risks faced by the Company, while the board of directors as a whole is ultimately responsible for risk management oversight. In carrying out its responsibilities in this area, the board has delegated important duties to its committees. The newly formed Risk Committee will have, as noted above, responsibility to oversee the management of the Company’s Enterprise Risk Management program and to ensure that risk is appropriately identified, measured, treated, monitored, and reported within the governance structure approved by the board. The Audit Committee assists the full board with respect to the adequacy of TrustCo’s internal controls and financial reporting process, the independence and performance of TrustCo’s internal and external auditors, and compliance with legal and regulatory requirements. The Trustco Bank Board Compliance Committee assists the board with respect to compliance with legal and regulatory requirements. Finally, the Compensation Committee has the authority to conduct annual reviews of the Company’s incentive compensation practices to assess the extent to which such arrangements and practices encourage risk-taking and whether the level of encouragement of such risk-taking is appropriate under the circumstances. The Compensation Committee has concluded that the compensation policies are not reasonably likely to have a material adverse effect on the Company.

The entire board reviews and approves, on an annual basis, all significant policies that address risk within TrustCo’s consolidated organization, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, and reputational risk. The board monitors risk through reports received on a periodic basis from management, and the board annually approves the Company’s business continuity plan as well as its insurance program.

Director Nominations

Each of the nominees standing for election at the Annual Meeting was considered and selected by the Nominating and Corporate Governance Committee and unanimously approved by TrustCo’s independent directors.

The Nominating and Corporate Governance Committee is appointed by the board of directors in part to review and identify individuals qualified to become board members and to recommend to the board the nominees for consideration at the Annual Meeting.

As a general matter, the board believes that a candidate for board membership should have high personal and professional ethics, integrity, and values; an inquiring and independent mind, practical wisdom, and mature judgment; broad policy-making experience in business, government, or community organizations; expertise useful to TrustCo and complementary to the background and experience of other board members; willingness to devote the time necessary to carrying out the duties and responsibilities of board membership; commitment to serve on the board over a period of several years to develop knowledge about TrustCo, its strategy, and its principal operations; and willingness to represent the best interests of all of TrustCo’s constituencies. Although neither the committee nor the full board of directors has a formal policy with respect to diversity, the committee and the board have a general objective of having a board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience, and viewpoints.

After a potential candidate is identified, the committee will investigate and assess the qualifications, experience, and skills of the candidate. The investigation process may, but need not, include one or more meetings with the candidate by a member or members of the committee. From time to time, but at least once each year, the committee meets to evaluate the needs of the board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or appointed to fill vacancies. All nominees must be approved by the committee and by a majority of the independent members of the board.

The committee will consider written recommendations by shareholders for nominees for election to the board. The persons identified in such recommendations will be evaluated under the same criteria and procedures used for other board candidates. Under TrustCo’s bylaws, written nominations of persons for election to the board of directors must be delivered or mailed to the board not fewer than 14 and not more than 50 days prior to any meeting of shareholders called for the purpose of the election of directors, or not later than 7 days prior to the meeting if fewer than 21 days’ notice of the meeting is provided.

Audit Committee

The Audit Committee of TrustCo’s board is responsible for providing oversight of TrustCo’s accounting functions, internal controls, and financial reporting process. The Audit Committee is composed of six directors, each of whom is independent under the listing standards of The NASDAQ Stock Market, and each member of the Audit Committee satisfies the “financial sophistication” requirement also set forth in those listing standards. Each Audit Committee member also satisfies the additional independence requirements contained in the Securities Exchange Act of 1934 for members of public company audit committees. The board of directors has determined that Brian C. Flynn, who was appointed to the board of directors effective February 16, 2016, meets the definitions of “audit committee financial expert” adopted by the Securities and Exchange Commission (“SEC”) and included in NASDAQ’s rules for listed companies. In addition, to assist in the performance of its duties, the Audit Committee retained Marvin and Company, PC, an independent accounting firm, as a consultant to the committee. As consultants to the Audit Committee, a Marvin and Company managing partner participates fully in all Audit Committee meetings, reviews all materials presented to the Audit Committee, responds to questions and inquiries from Audit Committee members and questions internal audit department personnel, representatives of the Company, Independent Auditors, and management prior to, during, and as follow up to Audit Committee meetings.

The Audit Committee operates under a written charter approved by the board of directors. Each year, the Audit Committee reviews the adequacy of the charter and recommends any changes or revisions that the committee considers necessary or appropriate. A copy of the Audit Committee’s charter may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” tab.

It is the Audit Committee’s policy to preapprove all audit and nonaudit services provided by the Company’s Independent Auditors, as well as any services provided by a Registered Public Accounting firm. In considering nonaudit services, the Audit Committee will consider various factors including, but not limited to, whether it would be beneficial to have the service provided by the Independent Auditors and whether the service could compromise the independence of the Independent Auditors. In certain circumstances, the Audit Committee’s policies and procedures provide the committee’s chairman with the authority to preapprove services from the Company’s Independent Auditors, which approval is then reviewed and approved at the next Audit Committee meeting. Accordingly, all of the services described above were approved by the Audit Committee.

Audit Committee Report. The Audit Committee’s responsibility is to monitor and oversee TrustCo’s financial reporting and audit processes and to otherwise conduct its activities as provided for in its charter. Management is responsible for TrustCo’s internal controls and financial reporting process. TrustCo’s Independent Auditors for 2015, Crowe Horwath LLP, were responsible for performing an independent audit of TrustCo’s consolidated financial statements and the effectiveness of TrustCo’s internal controls over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. TrustCo’s Internal Audit Department is responsible for monitoring compliance with internal policies and procedures. In performing its oversight, the Audit Committee reviews the performance of Crowe Horwath LLP and TrustCo’s internal auditors.

In connection with these responsibilities, the Audit Committee met with management and Crowe Horwath LLP on February 16, 2016 to review and discuss TrustCo’s December 31, 2015 and 2014 consolidated financial statements. The Audit Committee also discussed with Crowe Horwath LLP the matters required to be communicated to audit committees in accordance with professional standards and received the written disclosures and a letter from Crowe Horwath LLP required by relevant regulatory and professional standards regarding auditor communications with audit committees concerning independence.

Based upon the Audit Committee’s discussions with management and the Independent Auditors, and its review of the information described in the preceding paragraphs, the Audit

Committee recommended that the board of directors include the audited consolidated financial statements in TrustCo’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

AUDIT COMMITTEE:	William D. Powers, Chairman
Dennis A. De Gennaro
Brian C. Flynn
Thomas O. Maggs
Dr. Anthony J. Marinello
William J. Purdy

Shareholder Communications with Board and Board Attendance at Annual Meeting of Shareholders

TrustCo provides an informal process for shareholders to send communications to the board. Shareholders who wish to contact the board or any of its members may do so in writing to TrustCo Bank Corp NY, Attention: Corporate Secretary, P.O. Box 1082, Schenectady, New York 12301-1082.

Although TrustCo does not have a policy with regard to board members’ attendance at the Annual Meeting of Shareholders, the directors are encouraged to attend such meetings, and all of the directors attended the 2015 Annual Meeting.

Vote Required and Recommendation

The two nominees for election to the TrustCo board for three-year terms expiring at the 2019 Annual Meeting of Shareholders who receive the greatest number of votes will be elected to the board. Each nominee must, however, receive the affirmative vote of a majority of the outstanding shares of TrustCo common stock in order to be elected a director.

THE TRUSTCO BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TRUSTCO DIRECTOR NOMINEES AS TRUSTCO DIRECTORS, WHICH IS ITEM 1 ON THE TRUSTCO PROXY CARD.

Proposal 2 - Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers

Section 14A the Securities Exchange Act of 1934 requires TrustCo to provide shareholders with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of the named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, and the tabular disclosure regarding the compensation of the named executive officers and the accompanying narrative. (This opportunity is often referred to as a “say-on-pay” vote or proposal.) At least once every six years, TrustCo must hold a non-binding, advisory vote on the frequency of future say-on-pay votes, with stockholders having the choice of every year, every two years, or every three years. TrustCo held its first frequency vote at its 2011 annual meeting of shareholders, and the next frequency vote will be held in 2017.

Although TrustCo’s shareholders have approved holding the say-on-pay vote every third year, TrustCo’s Compensation Committee and the full board of directors have determined that an annual advisory vote on the compensation of the named executive officers would better serve the Company and its shareholders. In the view of the board, since the compensation of the named executive officers is evaluated, adjusted as appropriate, and approved on an annual basis, the views of the Company’s shareholders as expressed in the say-on-pay advisory vote should also be considered annually. Annual advisory votes, in the view of the board, provide an effective means of communicating shareholder views about the Company’s executive compensation programs.

The say-on-pay proposal described below gives TrustCo shareholders the opportunity to endorse, or not endorse, the compensation of the named executive officers. The vote on the proposal is not intended to address any specific element of executive compensation. Further, the vote is advisory, which means that it is not binding on TrustCo, its board of directors, or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions.

As discussed in more detail in the Compensation Discussion and Analysis, TrustCo seeks to offer a compensation structure for its executive officers designed to compare favorably with its peer group while taking into account the experience and responsibilities of each particular executive officer. TrustCo also seeks to provide compensation incentives that promote the enhancement of shareholder value in conjunction with encouraging and rewarding a high level of performance evidenced through the achievement of corporate and individual financial and business objectives and managing and minimizing the level of risk inherent in any compensation program. The Compensation Committee and the board of directors believe that the policies and procedures described in the Compensation Discussion and Analysis are effective in implementing the Company’s compensation program and achieving its goals and that the compensation of the Company’s named executive officers in 2015 reflects and supports these compensation policies and procedures.

Resolution

In light of the foregoing, TrustCo is asking shareholders to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of TrustCo Bank Corp NY approve, on an advisory basis, the compensation of the named executive officers, as disclosed in TrustCo’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table, and the other related tables and narrative disclosure.

Vote Required and Recommendation

The affirmative vote of a majority of all of TrustCo’s issued and outstanding shares of common stock is required to adopt the foregoing resolution approving the compensation of TrustCo’s named executive officers. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as a vote “against” this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.

THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THIS PROPOSAL, WHICH IS ITEM 2 ON THE TRUSTCO PROXY CARD.

Proposal 3 - Ratification of the Appointment of Independent Auditors

The Audit Committee of TrustCo’s board of directors has recommended, and the board of directors on February 16, 2016 reappointed, Crowe Horwath LLP as TrustCo’s Independent Auditors for the year ending December 31, 2016. At the Annual Meeting, shareholders will consider and vote on the ratification of the engagement of Crowe Horwath LLP for the fiscal year ending December 31, 2016. Information with respect to the services provided in 2015 and 2014 to TrustCo by Crowe Horwath LLP is presented under the Audit Committee discussion, above. Representatives of Crowe Horwath LLP are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.

The following table presents fees for professional audit services, as well as other professional or consulting services, rendered by Crowe Horwath LLP. The services included audits of TrustCo’s annual consolidated financial statements for the years ended December 31, 2015 and 2014 and of the effectiveness of internal controls over financial reporting, tax return preparation services, and other services provided by Crowe Horwath LLP during the years ended December 31, 2015 and 2014.

	2015	2014
Audit fees	$405,000	393,500
Audit related fees(1)	7,500	15,000
Tax fees(2)	103,500	170,074
All other fees	--	--

Total Fees	$516,000	578,574

(1)

For 2015, audit related fees consisted of consent procedures for the Company’s Registration Statement on Form S-8 filed with the SEC. For 2014, audit related fees consisted of consent procedures for the Company’s Registration Statement on Form S-3 filed with the SEC.

(2)	For 2015 and 2014, tax fees consisted of tax return preparation services and assistance with tax audits.

Vote Required and Recommendation

The affirmative vote of a majority of all of TrustCo’s issued and outstanding shares of common stock is required to ratify the appointment of Crowe Horwath LLP as TrustCo’s Independent Auditors for the year ending December 31, 2016. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as a vote “against” this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.

THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THIS PROPOSAL, WHICH IS ITEM 3 ON THE TRUSTCO PROXY CARD.

Other Matters

TrustCo’s board of directors is not aware of any other matters that may come before the Annual Meeting. If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (the “CD&A”) describes the objectives, policies and components of TrustCo’s 2015 executive compensation program for its named executive officers. In addition, the CD&A will discuss and analyze the decisions of and actions taken by the Compensation Committee during, before and after 2015 as those decisions and actions relate to such objectives and policies and the compensation paid to or earned by the named executive officers during 2015.

Named Executive Officers

TrustCo has identified the following executive officers as its named executive officers for 2015:

•	Robert J. McCormick, President & Chief Executive Officer, TrustCo and Trustco Bank

•	Michael M. Ozimek, Senior Vice President and Chief Financial Officer, TrustCo and Trustco Bank

•	Robert T. Cushing, Executive Vice President & Chief Operating Officer, TrustCo and Trustco Bank

•	Scot R. Salvador, Executive Vice President & Chief Banking Officer, TrustCo and Trustco Bank

•	Robert M. Leonard, Executive Vice President & Secretary, TrustCo and Trustco Bank

•	Eric W. Schreck, Treasurer, TrustCo, and Senior Vice President, Trustco Bank

Objectives of Executive Compensation Program

Our executive compensation program is designed to promote the following compensation objectives:

•	Encourage and reward the achievement of our short- and long-term financial and strategic objectives;

•	Align executive interests with the interests of our shareholders to ensure their focus on long-term return to shareholders and consideration of excessive risk mitigation; and

•	Provide a comprehensive compensation program that fosters the retention of current executive officers and serves to attract new highly-talented, results-driven executives as the need may arise.

Executive Summary of Compensation Decisions for 2015

For the past several years, TrustCo has been transitioning its executive compensation program from a program with an emphasis on short-term and fixed pay to a program that puts a greater emphasis on long-term and performance-based compensation. In 2015, the Compensation Committee continued to emphasize long-term and performance-based compensation through suspension of, or nominal increases in, base salaries and a continuation of the long-term and performance-based programs implemented in prior years. The following summary highlights the key decisions made and actions taken by the Compensation Committee during and prior to 2015 with respect to the compensation paid to and earned by the named executive officers for 2015.

•

Waiver of Bonus by Executives – On July 21, 2015, the Bank entered into a Formal Agreement with its primary regulator, the OCC. In light of the compliance and governance issues identified by the OCC and the Bank’s undertaking to address these issues beginning in 2015, the Compensation Committee, upon the recommendation of Mr. McCormick, the Company’s CEO, and the acknowledgement and agreement of Messrs. McCormick, Cushing, Salvador, and Leonard, determined in November 2015 that it would be in the best interest of the Company and Bank for those executive officers to waive their 2015 annual cash bonuses under the Executive Officer Incentive Plan. Because of Mr. Ozimek’s recent appointment as Chief Financial Officer and Mr. Schreck’s level of responsibility in the organization, the Compensation Committee agreed that they should be rewarded for the achievement of a majority of the performance goals at the target level. As such, Messrs. Ozimek and Schreck earned annual bonuses equal to 21% of their 2015 base salary.

•

Base Salary – For the sixth consecutive year, the Compensation Committee determined not to increase the base salary for Mr. McCormick, which has thus remained frozen since 2009. Mr. Cushing’s base salary also remained unchanged. In 2015, Mr. Salvador’s salary was increased by a modest $10,000, representing an increase of 1.9%. The decision to de-emphasize salary increases for these executives has not been due to performance, but rather reflects the Compensation Committee’s emphasis on performance-based compensation via annual and long-term incentives. For example, during 2010 the base salary for Mr. McCormick represented 69.61% of his total compensation compared with 51.67% for 2015. This percentage of base salary to total compensation would have been substantially lower for 2015 if Mr. McCormick had not agreed to waive his 2015 annual bonus. Mr. Leonard received a base salary increase of 5.8% from $260,000 to $275,000 based on his performance during 2014. For 2015, Mr. Schreck received a base salary increase of 2.9% from $255,500 to $262,500, roughly in line with average annual salary increases nationwide and consistent with increases during each of the past several years based on his performance and the Compensation Committee’s views as to the appropriate positioning of his compensation relative to peer group practices. In light of his promotion to Chief Financial Officer and the attendant increase in responsibility, the Compensation Committee increased Mr. Ozimek’s salary for 2015 from $142,500 to $225,000.

•

Executive Officer Incentive Plan – For 2015, the Compensation Committee continued the operation of the Company’s Executive Officer Incentive Plan, which provides for the payment of annual cash bonuses based on the achievement of pre-defined annual relative performance goals that either meet or exceed the performance of the Company’s peer group. Consistent with the Company’s practice of placing more emphasis on long-term compensation, the plan continued to provide that a portion of the 2015 bonuses would be subject to long-term performance.

•

Long-Term Equity Incentive Compensation – For 2015, TrustCo awarded a combination of time-vested options and restricted stock units and performance-based performance share awards to the named executive officers. Consistent with the Compensation Committee’s practices for 2014 and based upon a survey performed by Arthur J. Gallagher & Company of the long-term equity incentive awards granted by the Company’s peers, the Compensation Committee maintained a split of equity awards as follows: performance shares 50%, restricted stock units 35%, and stock options 15%. This mix of equity awards is intended by the Compensation Committee to encourage performance that increases shareholder return.

•

Supplemental Retirement Plan (SERP) Bonus – For 2015, the Company made payments to Mr. McCormick, Mr. Cushing, Mr. Salvador and Mr. Leonard, as required in their employment agreements, in an amount equal to the incremental amount that would have been credited to them under the TrustCo Supplemental Retirement Plan, as if the plan had not been frozen in 2008, to make up for the limitations on compensation and annual benefits imposed on the Company’s Retirement Plan by the Internal Revenue Code. Messrs. McCormick, Cushing, Salvador, and Leonard saw a reduction in 2015 in their SERP payments as a consequence of the waiver of their Executive Officer Incentive Plan bonuses.

•

Retirement of Mr. Cushing – In December of 2014, it was announced that Mr. Cushing would retire as of May 31, 2015 and that he would provide certain services to the Company and Trustco Bank after retirement under a consulting agreement. Mr. Cushing’s retirement has subsequently been delayed and a new retirement date has not yet been set. The Consulting Agreement did not become effective due to the delay in Mr. Cushings’s retirement.

Highlights of 2015 Business Results

TrustCo continued its strong performance in 2015. Net income was $42.2 million, compared to $44.2 million in 2014. Included in the 2014 results are $2.7 million in one-time items, without which net income would have been $41.5 million. For year end 2015, return on average equity and efficiency ratio were 10.41% and 55.08%, respectively, compared to 8.77% and 61.94% for the peer group median (the peer group consists of New York, New Jersey and Florida banks and thrifts with assests between two and ten billion dollars as of September 30, 2015). The Committee attributes this successful performance in part to the efforts of the Company’s executive officers, including the named executive officers, whose efforts are encouraged and rewarded by the Company’s executive compensation program.

Compensation Committee and Management Role in Determining Compensation for the Named Executive Officers

The Compensation Committee has responsibility for overseeing the Company’s executive compensation policies and practices, including establishing annual salaries, long-term incentive and equity incentive arrangements, annual incentive arrangements, and all other benefits and other compensation programs for the Company’s named executive officers. The Compensation Committee is solely responsible for setting the compensation of Mr. McCormick, the Company’s chief executive officer (“CEO”). As for the other named executive officers, the CEO generally makes recommendations to the Compensation Committee, which then evaluates the recommendations in light of the named executive officers’ performance, the Company’s performance and other factors, and then determines the levels and structure of compensation for these executives.

In making its decisions, the Compensation Committee considers a number of factors including among others:

•	TrustCo’s and Trustco Bank’s attainment of net income goals;

•	The Company’s operating performance against its past performance and that of its peers;

•	Total shareholder return over a one to five-year period and total shareholder return in relation to total compensation;

•	Total asset targets;

•	Overall profitability from year to year; and

•

Banking experience of individual named executive officers, the scope of their responsibility within the overall organization, their individual performance and the specific contributions they made to TrustCo and Trustco Bank during the course of the year.

The Compensation Committee also considers other relevant factors, including involvement in the community that might better position the organization to serve the immediate needs of Trustco Bank’s market. The Compensation Committee generally considers most or all of the above criteria, but does not generally assign a specific weight to any of these factors in making compensation decisions and may choose certain criteria in one year and others in other years. Except for specific goals set with respect to certain compensation programs described herein or otherwise set forth below, the Compensation Committee makes compensation decisions on a discretionary basis considering such factors and criteria as it deems appropriate from year to year.

Use of Peer Companies

As part of the Company’s analysis, review and implementation of its executive compensation program, the Compensation Committee reviews aspects of the financial performance of a group of companies the Company considers to be peer companies as well as the compensation paid to certain executive officers of these peer companies. For example, annual bonus awards paid pursuant to the Company’s Executive Officer Incentive Plan are based on the achievement of certain performance metrics relative to the achievement of the same metrics by these peer companies. In addition, the Compensation Committee typically reviews the total compensation, including base salary, incentive compensation, equity awards and other compensation, paid to the top three to five executive officers of these peer companies. While the Compensation Committee considers certain aspects of the financial performance of peer companies and the compensation paid to the named executive officers of peer companies relative to the Company’s performance and compensation paid to the Company’s named executive officers, it does not specifically benchmark compensation against these peer companies. Rather, the Compensation Committee uses the information as a general guide to setting compensation for the Company’s named executive officers.

The Compensation Committee typically determines the Company’s then current peer group in December of each year in connection with setting certain aspects of annual compensation for the following year. The criteria the Compensation Committee uses to determine peer companies is generally the same from year to year and consists of New York, New Jersey and Florida based banks and thrifts with assets of between $2 and $10 billion (measured as of the end of September of each year). The Compensation Committee is of the view that inasmuch as the Company’s major market areas are in Upstate New York, Downstate New York/Northern New Jersey and Florida, these comparably-sized companies were a reasonable representation of its peers. As of December 31, 2014, the Company had total assets of approximately $4.64 billion. The composition of the peer group may change from year to year as new companies enter the relevant market or on account of the changes in size of companies or mergers or acquisitions.

In December of 2014, the Compensation Committee selected a peer group consisting of 22 banks and thrifts.

The Company’s peer group selected in 2014 consisted of the following companies (the “Peer Group”).

Arrow Financial Corp.	Kearny Financial Corp.
Bridge Bancorp, Inc	Lakeland Bancorp, Inc.
Capital Bank Financial Corp.	NBT Bancorp Inc.
Capital City Bank Group, Inc.	Northfield Bancorp, Inc.
CenterState Banks, Inc.	OceanFirst Financial Corp.
Community Bank System, Inc.	Oritani Financial Corp.
Dime Community Bancshares, Inc.	Peapack-Gladstone Financial Corporation
Financial Holding, Inc.	Provident Financial Services, Inc.
Financial Institutions, Inc.	Seacoast Banking Corporation of Florida
Flushing Financial Corporation	The First of Long Island Corp
Hudson Valley Holding Corp.	Tompkins Financial Corp.

In addition, for 2014, the Compensation Committee also reviewed compensation paid to the executive officers of companies in a peer group designed by Institutional Shareholder Services, Inc. (“ISS”), a third-party provider of corporate governance research and analysis and shareholder advisory services for TrustCo in 2014. The ISS peer group was composed of companies having the same Global Industry Classification Standard as the Company and a similar asset size and market value. The ISS peer group consisted of the following companies (the “ISS Peer Group”).

Beneficial Mutual Bancorp, Inc.	MGIC Investment Corporation
Berkshire Hills Bancorp, Inc.	Northfield Bancorp, Inc.
BofI Holding, Inc.	Northwest Bancshares, Inc.
Brookline Bancorp, Inc.	OceanFirst Financial Corp.
Capitol Federal Financial, Inc.	Ocwen Financial Corporation
Dime Community Bancshares, Inc.	Oritani Financial Corp.
Doral Financial Corporation	Provident Financial Services, Inc.
ESB Financial Corporation	Radian Group Inc.
First Defiance Financial Corp.	Sterling Bancorp/DE
Flagstar Bancorp, Inc.	United Financial Bancorp, Inc.
Flushing Financial Corporation	WSFS Financial Corporation
Kearny Financial Corp.

In December of 2014, as part of its year-end review of the Company’s executive compensation program, the Compensation Committee reviewed the base salary and total compensation paid to the top five executive officers of the companies in the Peer Group. In addition, the Compensation Committee also compared the Company’s overall performance with that of companies in the Peer Group.

For 2013 (the most recent period for which such information was available in December of 2014), the median and average total compensation for the two separate Peer Groups was as follows:

	2014 Peer Group	2014 ISS Peer Group
CEO
Median	1,128,000	1,592,000
Average	1,472,000	2,287,000

Second most highly paid Executive Officer
Median	797,000	826,000
Average	837,000	1,035,000

Third most highly paid Executive Officer
Median	556,000	650,000
Average	758,000	800,000

Fourth most highly paid Executive Officer
Median	500,000	537,000
Average	716,000	713,000

Fifth most highly paid Executive Officer
Median	440,000	464,000
Average	436,000	559,000

By comparison, the total compensation for 2013 for Messrs. McCormick, Cushing, Salvador, Leonard, and Schreck was $2,128,000, $1,388,000, $1,245,000, $567,000 and $404,000, respectively.

Utilizing performance data as of September 30, 2014, the Compensation Committee concluded the Company’s overall performance compared favorably with that of the Peer Group. On an annualized basis, through September 30, 2014, as reported by SNL Financial LC, TrustCo’s return on average equity was 11.80% compared to a 2014 Peer Group median, on an annualized basis, of 7.25% and a 2014 Peer Group average of 5.90%. For the same period, on an annualized basis, TrustCo’s efficiency ratio was 52.27%, compared to the 2014 Peer Group median of 59.78%, and a 2014 Peer Group average of 64.84%.

While the Company is of similar size to the members of its peer group, the Compensation Committee also takes into consideration the unique size of the Company’s executive group as compared to other companies in the Peer Group. TrustCo and Trustco Bank typically operate with four senior executive officers, all of whom have a very broad scope of responsibilities. The Compensation Committee believes that the other institutions in the Peer Group have a larger pool of such officers having similar responsibilities.

Based on the data available in December of 2014, the Compensation Committee concluded that the base salaries and total compensation of the Company’s top three named executive officers (Messrs. McCormick, Cushing and Salvador) were competitive with the Peer Group, taking into account the scope of their respective responsibilities, the compensation paid by the Peer Group for similar positions and the performance of the Company relative to the Peer Group, while the base salaries and total compensation of Messrs, Leonard and Schreck remained below the average compensation levels for the fourth and fifth highest paid executive officers of both Peer Groups.

Compensation Consultants

The Company periodically retains independent compensation consultants to assess the compensation of the named executive officers and certain other executives to ensure pay competitiveness. In addition, the Compensation Committee has the authority to retain compensation consultants, periodically reviews information provided by or through third-party sources, and often relies on TrustCo’s Human Resources Department to gather such information.

In September 2014, the Company engaged Arthur J. Gallagher & Co. (“Gallagher”) to undertake a survey of certain aspects of the compensation paid to the top five executives of each company in the Peer Group for purposes of comparing the Company’s long-term equity incentive award program with those of the Peer Group. In collecting the data, Gallagher reviewed the peer companies’ proxy statements for 2014, 2013 and 2012 which reflected the compensation paid during 2013, 2012 and 2011. Gallagher reviewed a variety of compensation elements, including (i) the value of long-term equity incentive awards granted to executives, (ii) the types of long-term equity incentive granted to executives, and (iii) salary and target bonus levels of executives, to calculate total compensation of executives and long-term equity incentive awards as a percent of total compensation. Among other methodologies, Gallagher used regression analysis to determine the “market” level of equity and cash compensation among the peer companies.

Gallagher found that among the peer companies, 38% granted time-vested stock options, 69% granted time-vested full share awards (restricted stock and restricted stock units) and 56% granted performance-vested awards. Among other findings, Gallagher determined that, (i) while the value of the long-term equity incentive awards (stock options, restricted stock units and performance shares) granted by the Company to the named executive officers as a group was generally in line with the Peer Group, the value of the long-term equity incentive awards granted to Mr. McCormick was slightly below market, (ii) the base salary for Mr. Leonard was below market, and (iii) the mix of time-vested stock options and time-vested full value shares (restricted stock and restricted stock units) was trending away from stock options in favor of full value shares.

2015 Executive Compensation Program

For 2015 there were three basic elements to TrustCo’s executive compensation program, each of which has sub-elements: annual compensation (comprised of salary, incentive bonus and other annual benefits), long-term compensation (comprised of stock options, restricted stock units, performance shares and the performance bonus program), and retirement compensation (comprised of defined benefit pension plan, the profit sharing/401(k) plan, and the supplemental retirement plan). As a general matter, the Compensation Committee initially considers total compensation levels of the Company Peer Group prior to making compensation decisions with respect to each of the individual elements of executive compensation.

The description below provides discussion and analysis for each element of TrustCo’s executive compensation program for 2015, including the relevant history of those components and the compensation decisions made for 2015.

Annual Compensation

Base Salary. Annual salary is the base compensation for the Company’s named executive officers and is intended to provide a portion of compensation which is fixed to give our named executive officers resources upon which to live and provide them with a certain level of financial security. The salaries for our named executive officers are established based upon the scope of their respective responsibilities, taking into account competitive market compensation paid by the Peer Group for similar positions along with the performance of these companies relative to the performance of the Company. Salaries are reviewed at least annually and are also reviewed upon the request of the board of directors.

For 2015, the Compensation Committee again determined not to increase the base salaries for Messrs. McCormick and Cushing, which remained fixed (and have remained fixed for the past six years) at $880,000 and $640,000, respectively. In making this determination, the Compensation Committee reviewed comparable base salaries of executives in the Peer Group and the relative performance of the peer companies. Although the Compensation Committee believes that these executive officers’ performance through the third quarter of 2014 led to the Company substantially outperforming our Peer Group, consistent with the Company’s policy to gradually increase the proportion of performance-based compensation to fixed compensation, the Compensation Committee elected not to increase their base salaries. Instead, the Compensation Committee believes that the Company’s Executive Officer Incentive Plan (annual performance bonuses) and/or the Equity Incentive Plan (stock options, restricted units and performance share awards under the Amended and Restated TrustCo Bank Corp NY 2010 Equity Incentive Plan) are properly structured to reward exceptional performance with appropriate increased compensation.

In determining the base salaries for Messrs. Salvador, Leonard and Schreck for 2015, the Compensation Committee considered the Company’s overall financial performance along with the performance of the individual officers and the responsibilities each officer holds within the organization, each officer’s experience and the goals of each department for which the officer has responsibility. The Compensation Committee also considered the base salaries paid to executive officers at Peer Group Companies holding comparable positions.

After a recommendation from Mr. McCormick, and a review of Mr. Salvador’s overall performance, and considering that Mr. Salvador’s base salary has been frozen for the past four years, the Compensation Committee increased Mr. Salvador’s base salary by a modest 1.9% from $510,000 to $520,000.

After a recommendation from Mr. McCormick, and a review the Gallagher survey of Peer Group compensation, which revealed that Mr. Leonard’s base salary was below market, and of Mr. Leonard’s overall performance during 2014, the Compensation Committee increased his 2015 base salary by 5.8% from $260,000 to $275,000.

After a recommendation from Mr. McCormick and a review of Mr. Schreck’s overall performance during 2014, consistent with prior year increases and approximately in line with average annual salary increases nationwide, the Committee increased his 2015 base salary by 2.9% from $255,000 to $262,500.

In 2014, in anticipation of Mr. Cushing’s retirement, Mr. Ozimek was promoted to the position of Chief Financial Officer of TrustCo and Trustco Bank. In recognition of the additional duties and responsibilities assumed by Mr. Ozimek and based in part on base salaries paid to Chief Financial Officers at Peer Group companies, the Compensation Committee increased his base salary from $142,500 to $225,000.

Executive Officer Incentive Plan for 2015. The Executive Officer Incentive Plan provides for annual bonus compensation for the named executive officers based on the achievement of certain corporate performance targets. The Compensation Committee reviews the plan bonus opportunities, performance targets, structure and other metrics on an annual basis. In December of 2014, the Compensation Committee met and approved the bonus opportunities, performance targets, structure and other metrics for 2015.

The corporate performance targets set for 2015 included return on average equity, efficiency ratio, and the ratio of nonperforming assets to total assets, each as measured against the composite performance of the Peer Group. The Compensation Committee selected these particular performance measures because it considers them to be important factors in driving corporate performance. Bonuses were earned for 2015 only for achievement of corporate targets equal to or better than the Peer Group median and are based on threshold (20% of base salary), target (30% of base salary) and maximum (50% of base salary) level of achievement.

The following table sets forth the corporate performance targets, weightings, levels of achievement and other details under the Executive Officer Incentive Plan for 2015. Results and bonus awards under the plan were capped at a maximum of 50% of salary in 2015.

2015 Executive Officer Incentive Plan

Performance Criteria	Weighting	Threshold Performance Level (20% of salary)	Target Performance Level (30% of salary)	Maximum Performance Level (50% of salary)	2015 TrustCo Performance Level Compared to Peer Group Median	Award % Earned	Award as a % of Salary
Return on Average Equity	35%	Equal to Peer Group median to 9% above	10% to 24% better than Peer Group median	25% better than Peer Group median	19% above	30%	10.50%
Efficiency Ratio	35%				13% above	30%	10.50%
Nonperforming Assets to Total Assets	30%				--	--	--

						Total	21.00%

In calculating the bonuses earned under the Executive Officer Incentive Plan, the Compensation Committee multiplied the weighting percentages of the performance goals that were achieved (35% for each of “return on average equity” and “efficiency ratio”) by the level of achievement (20% better than peer group for “return on average equity” and 13% better than peer group for “efficiency ratio” for “target” level of achievement) and corresponding percentage of base salary (30% of base salary for target level of achievement). Based on this calculation, the Compensation Committee determined that the 2015 annual bonus was equal to 21% of the executive officers’ base salaries.

As noted above, in November 2015, and thus prior to the determination of the amounts payable to them under the Executive Officer Incentive Plan, Messrs. McCormick, Cushing, Salvador, and Leonard agreed to waive the amounts that would be payable to them. Based upon the Company’s results for 2015, the amounts that would have been payable to Messrs. McCormick, Cushing, Salvador and Leonard under the plan would have been $184,800, $134,400, $109,200 and $57,750, respectively, for a total of $486,150. As to Messrs. Ozimek and Schreck, for 2015, the level of achievement of the corporate performance targets is set forth above and the bonuses earned by those officers under the plan represented 21.00% of base salary or $47,250 and $55,125, respectively.

Contingent Bonus Payments. Consistent with the Company’s practice of placing more emphasis on long-term compensation and to reward executives for sustained performance over more than one year, in December of 2014, when the Compensation Committee approved the bonus opportunities and performance targets for 2015, it required, as allowed under the plan, that to the extent that the achievement level for 2015 resulted in bonus amounts in excess of 30% of base salary for the executives, payment of the amount in excess of 30% (the “Contingent Bonus”) would be contingent on achievement of the same corporate performance goals set for 2015 (return on average equity, efficiency ratio, and the ratio of non-performing assets) relative to the Peer Group average performance for 2016. Payment levels were based on threshold (100% of Contingent Bonus), target (115% of Contingent Bonus) and maximum (125% of Contingent Bonus) level of achievement. At the threshold level, the Contingent Bonus would not be earned unless performance for at least two of the performance goals for 2015 is within 20% (no more than 20% worse than) of the Peer Group average performance level for 2016. Payment of any amount in excess of 100% of the Contingent Bonus would be subject to achievement of corporate performance goals at a level better than the Peer Group average performance. For 2015, the Executive Officers Incentive Plan paid out 21% of base salary to the participating executive officers who did not waive the bonus. As such, no amount of the 2015 bonus was subject to this Contingent Bonus payment feature.

2016 Contingent Bonus Payment

Performance Level	Performance Criteria	Bonus Payment
Threshold	At least two of the performance goals set for 2015 are achieved during 2016 at a level that is no more than 20% worse than the Peer Group average performance level	100% of Contingent Bonus

Target	All relative performance goals for 2015 are achieved during 2016 at the target performance level	115% of Contingent Bonus

Maximum	All relative performance goals for 2015 are achieved during 2016 at the maximum performance level	125% of Contingent Bonus

The Compensation Committee believes that the Executive Officer Incentive Plan, as currently structured with the long-term performance feature, will incentivize and reward executives for achievement of key corporate performance goals that will contribute to long-term sustained performance, drive long-term shareholder value creation, and encourage executive decision making that mitigates excessive long-term risk. Moreover, it believes, based on the Gallagher survey, that payment levels relative to base salary percentages are generally consistent with Peer Group bonus compensation levels and serve to reward executives for superior performance over more than one year with enhanced performance-based compensation in lieu of increased fixed compensation.

Annual Benefits. The Company provides certain other annual benefits to the named executive officers in the form of (i) the benefits under its Executive medical reimbursement plan described below, (ii) use of Company cars, (iii) country club memberships, (iv) financial planning services and (v) additional tax “gross up” payments. In addition to the specific reasons set forth below for providing these benefits, the Compensation Committee believes they help to provide a comprehensive compensation program that fosters the retention of our current executive officers and will serve to attract new highly talented, results-driven executives as the need may arise. The Compensation Committee believes that the value of these other annual benefits to the Company’s overall executive compensation program and the individual named executive officers outweighs the cost to the Company, which is set forth in the “All Other Compensation” column of the “Summary Compensation Table” below.

Executive Medical Reimbursement Plan. Messrs. McCormick, Cushing, Salvador and Leonard are participants in the Company’s Executive Medical Reimbursement Plan. The plan is intended to provide for the reimbursement of medical, hospitalization, and dental expenses that exceed the deductible or co-payment limits under the Company’s general medical insurance plans. The plan is intended to provide selected named executive officers with the basic resources upon which to live and provide them with a certain level of financial security in the face of extraordinary medical expenses, thus ensuring they remain focused on the Company’s business goals.

Use of Company Cars. The Company provides all of the named executive officers with the use of a car. The Compensation Committee believes that this benefit is generally consistent with industry practice (a majority of the peer companies provide a similar benefit) and recognizes and rewards the named executive officers for their achievement to the level of a senior executive.

Club Memberships. The Company provides all of the named executive officers with membership in a club of their choice. The Compensation Committee believes that this benefit is generally consistent with industry practice (a majority of the peer companies provide a similar benefit) and provides a platform for the executives to entertain clients and potential clients of the Company and fosters interaction with other community leaders, which is intended to drive business development and, ultimately, Company performance.

Financial Planning. The Company pays for the cost of financial planning services for Messrs. McCormick, Cushing, Salvador, and Leonard by a professional consulting firm. This benefit is intended to enhance the overall efficiency of the Company’s executive compensation program by ensuring that the participating executive officers consider and properly plan for the various estate tax consequences, and generally take full advantage of the Company’s various compensation programs, taking into account their individual circumstances.

Additional Tax Payments. The Company makes additional annual payments to the named executive officers to ensure that the effect of the above-mentioned other annual benefits are tax neutral to the executives. Given that these benefits are generally designed with a business purpose, this additional tax benefit ensures that the value of these other annual benefits is not diminished and does not create additional financial consequences for the executives.

Long-Term Compensation

Long-Term Incentive Program. The Company maintains a long-term incentive compensation program through the Amended and Restated TrustCo Bank Corp NY 2015 Incentive Plan (the “Equity Incentive Plan”), the Performance Bonus Plan and Performance-Based Stock Appreciation Units. The Equity Incentive Plan provide for annual equity-based awards and the Performance Bonus Plan provide for equity-based compensation in connection with a change in control. The Company believes that compensation in the form of equity-based awards ties the interests of the named executive officers with those of our shareholders and thereby drives long-term success.

The Equity Incentive Plan was established to advance the interests of the Company and its shareholders by providing to executive officers an opportunity to acquire equity ownership in the Company along with the incentive advantages inherent in that equity ownership. The plan allows for the grant of a variety of equity-based awards, including stock options, restricted stock, restricted stock units and performance shares, and is administered by the Compensation Committee, which is empowered to determine the time, amount and recipients of awards and the other terms and conditions of awards to be granted thereunder, including the exercise price, vesting schedule, and expiration dates.

When granting equity-based awards to any of the named executive officers, the Compensation Committee reviews the executive officer’s position and individual performance in light of the Company’s goals to drive long-term performance and tie the interests of the named executive officers with those of our shareholders. The Compensation Committee also reviews awards granted to similarly situated officers at Peer Group companies. Ultimately, however, the Compensation Committee makes discretionary judgments based on these factors and its ongoing assessment and understanding of TrustCo and its executive officers. Awards are designed to ensure each named executive officer has a sense of ownership in the financial growth and the growth in total shareholder return of the Company.

In making the 2015 annual equity awards, the Compensation Committee sought to award a specific present value of long-term compensation in the form of time-vested and performance-vested awards to each of the named executive officers based on their seniority and contributions to the Company. The mix of different types of awards was intended to combine the retention and downside risk benefits inherent in restricted stock units and performance units with the shareholder value creation benefits inherent in stock options, while mitigating the perceived excessive risk that potentially manifests itself through a single type of award approach. Consistent with the Company’s continued emphasis on performance-based compensation tied to specific corporate goals, the Compensation Committee maintained its past practice of weighting the equity awards more heavily towards performance-vested awards (performance shares), which again represented 50% of the overall value granted in 2015. The Gallagher survey confirmed that the mix of time-vested awards (in the form of stock options and restricted stock units) and performance-vested awards, with a heavier weighting towards performance-vested awards, is consistent with the types of equity awards granted by companies in the Peer Group.

Based in part on the findings in the Gallagher survey that the value of the long-term equity incentive awards (stock options, restricted stock units and performance shares) granted by the Company to the named executive officers as a group was generally in line with the Peer Group, the Compensation Committee sought to keep the total value of all the equity awards granted in 2015 approximately the same as the total value to those awarded in 2014 and 2013. (The Summary Compensation Table provides additional information regarding the value of restricted stock awards and option grants.) Although the Gallagher survey found that the value of the long-term equity incentive award granted to Mr. McCormick in past years was below market, the Compensation Committee elected not to increase the value of the award to Mr. McCormick for 2015.

Stock Option and Restricted Stock Unit Awards. In years prior to 2014, the Compensation Committee granted stock options and restricted stock unit awards in relatively equal proportion based on value. For example, in 2013, 50% of the value attributable to time-vested equity awards was granted in the form of stock options and 50% was granted in the form of restricted stock unit awards. Based on the findings in the Gallagher survey that Peer Group companies were trending away from use of stock options, for 2014 the Compensation Committee shifted the time-vested portion of the equity awards away from stock options. The remaining 50% of the value of time-vested equity awards was granted in the form of performance shares, which are discussed in more detail below. For 2015, as in 2014, 35% of the value of the time-vested equity awards was granted in the form of restricted stock units and only 15% was granted in the form of stock options.

In 2015 the Compensation Committee granted the following stock option and restricted stock unit awards to each of the named executive officers:

Named Executive Officer	Stock Option Awards	Restricted Stock Units
Robert J. McCormick	50,000	18,500
Robert T. Cushing(1)	--	--
Scot R. Salvador	28,000	9,250
Robert M. Leonard	28,000	9,250
Eric W. Schreck	7,250	2,500
Michael M. Ozimek	7,250	2,500

(1)

At the time the 2015 stock options and restricted stock units were granted, Mr. Cushing was expected to retire as of December 31, 2015 and therefore no options or units were granted to him. Subsequent to the grant date, it was determined that Mr. Cushing’s retirement date would be delayed and a new retirement date has not yet been determined.

The exercise price of all stock options granted was $6.43 per share, the closing price of the Company’s common shares on November 17, 2015, the date of grant. The stock options will vest in equal annual amounts over a five year period, with all options being fully vested as of November 17, 2020. The stock options will expire on November 17, 2025 if unexercised. The periods of restriction applicable to the restricted stock unit awards will lapse as to all units awarded in a single tranche on November 17, 2018. In addition, vesting of options and the lapse of the restrictions may accelerate upon certain events, including the death, disability, or retirement of an award holder or upon a change in control of TrustCo. All restricted stock units are settled in cash only; no shares of the Company’s common stock will be issued in connection with the lapse of the period of restriction applicable to the units.

The definition of “change in control” is contained in the Equity Incentive Plan and is substantially the same as the definition contained in the senior executives’ employment agreements and the Performance Bonus Plan described below (and also substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code). The Compensation Committee believes that the definition of change in control is customary within the banking industry and that the circumstances under which change in control benefits would vest or become payable are reasonable.

Performance Share Awards. In consultation with and based upon advice from a compensation consultant, in 2013 the Compensation Committee established the performance share award program under the Equity Incentive Plan. Consistent with that plan, in 2015 the Compensation Committee granted the following performance-based equity awards to each of the named executive officers:

Named Executive Officer	Performance Shares
Robert J. McCormick	26,000
Robert T. Cushing(1)	--
Scot R. Salvador	13,750
Robert M. Leonard	13,750
Eric W. Schreck	3,500
Michael M. Ozimek	3,500

(1)

At the time the 2015 performance share awards were granted, Mr. Cushing was expected to retire on December 31, 2015 and therefore no awards were granted to him. Subsequent to the award date, it was determined that Mr. Cushing’s retirement date would be delayed and a new date has not yet been determined.

Each performance share represents the right to receive upon settlement an amount in cash equal to the fair market value of one share of TrustCo common stock. The performance shares generally will vest at the end of a three-year performance period based upon continued employment through the end of the performance period and the achievement of corporate performance goals. The three-year performance period for the 2015 awards runs from January 1, 2016 through December 31, 2018 (the “Performance Period”). For the awards granted in 2015, the achievement of the performance goals condition will be measured by the percentage increase in the Company’s diluted earnings per share (“Diluted EPS”) as of the end of the Performance Period over the Company’s Diluted EPS for the year ended December 31, 2015 (“Base Diluted EPS”). Based on a 2012 peer group comparison, for those companies that granted performance-vested long-term incentive awards, earnings per share was the most common criteria used. The number of performance shares subject to vesting will depend on the level of increase in Diluted EPS over the Base Diluted EPS at the end of the Performance Period. The table below sets forth the threshold, target and maximum vesting criteria for the 2015 awards.

Increase in Diluted EPS at end of Performance Period	Percentage of Performance Shares Subject to Vesting
Less than 6% increase over Base Diluted EPS	No vesting

At least 6% but less than 9% increase over Base Diluted EPS	Threshold Vesting (75% of Target Performance Shares)

At least 9% but less than 12% increase over Base Diluted EPS	Target Vesting (100% of Target Performance Shares)

12% or greater increase over Base Diluted EPS	Maximum Vesting (125% of Target Performance Shares)

Upon completion of the Performance Period, the Compensation Committee will evaluate and determine the extent to which the time-based vesting conditions and performance-based vesting conditions have been satisfied and will certify the level of the performance goals attained and the amount payable as a result thereof. Payment in respect of the performance shares will be made in a lump sum in cash to the recipients on a date no later than March 15 of the year following the end of the Performance Period. Performance shares may vest, and be settled, prior to the end of the Performance Period upon the death, disability or retirement of a participant, or in the event of a change in control of TrustCo.

Performance Bonus Plan. The second aspect of TrustCo’s long-term incentive program is its Performance Bonus Plan, which provides compensation to certain of the Company’s senior executive officers (Messrs. McCormick, Cushing, and Salvador) in the event of a change in control of the Company. The Company has made a similar award, in the form of performance-based stock appreciation units, to Mr. Leonard under a separate agreement with him. Please refer to the discussion below under the heading “Performance-Based Stock Appreciation Unit Award”. Although the Company is not actively seeking to be acquired, the Compensation Committee understands that regional banking institutions such as the Company are continually subject to acquisition by third parties.

The Performance Bonus Plan is designed to accomplish two objectives with respect to these senior executive officers. First, the plan is intended to reward the executive officers for successful strategic acquisition that is in the best interest of our shareholders. Second, because it is unlikely that following any “change in control” (as defined in the Performance Bonus Plan), TrustCo’s senior executive officers would continue to have the same level of responsibility and compensation as they currently have with TrustCo, and because these senior executive officers may perceive significant risks in any such reduced responsibility and compensation resulting from any such acquisition, the plan, along with the change in control benefits available under the senior executives’ employment agreements, is designed to encourage these highly qualified executives to remain with the Company through the consummation of such acquisition and to attract other executives as may be necessary.

Under the Performance Bonus Plan, the designated senior executive officers have been awarded units, the ultimate value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the plan. The units so awarded vest fifteen days prior to the scheduled closing date of a change in control, upon the occurrence of an unannounced change in control, or upon a participant’s termination of employment for reasons other than cause within one year prior to a change in control. Payment to a participant under the plan must be made within ten days after the change in control.

The Compensation Committee believes that the definition of change in control (which is substantially the same as the definition contained in the senior executives’ employment agreements and is substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code) is customary within the banking industry and that the circumstances under which change in control payments would be made are reasonable. Each of Messrs. McCormick, Cushing, and Salvador has been awarded an equal number of Performance Bonus Units. The Company does not make annual awards of units under the Performance Bonus Plan; rather, the units were awarded at the plan’s inception in 1997 and have subsequently been selectively awarded by the Committee when a person becomes a senior executive.

The Compensation Committee believes the Performance Bonus Plan continues to enhance the goal of an ownership culture through long-term incentives thereby advancing the interest of the Company and its shareholders. However, the Compensation Committee will continue to review this long-term incentive vehicle on an annual basis as it continues to refine its approach to long-term incentives.

Performance-Based Stock Appreciation Unit Award. In connection with the promotion of Mr. Leonard to the senior executive management team, instead of granting Mr. Leonard units under the Performance Bonus Plan, in January of 2014, the Compensation Committee granted Mr. Leonard an award of 300,000 performance-based stock appreciation units (“PSAUs”). Like awards under the Performance Bonus Plan these units are intended to encourage Mr. Leonard to remain with the Company up to and through the consummation of a successful strategic acquisition that is in the best interest of our shareholders, TrustCo and Trustco Bank. To facilitate this, the units will become vested upon (i) a termination of Mr. Leonard without cause or for good reason within two years following a change in control of TrustCo or (ii) the occurrence of a change in control within 12 months following a termination of Mr. Leonard without cause or for good reason. Upon vesting, Mr. Leonard will be entitled to receive compensation based upon the appreciation in value of TrustCo’s common stock between the date of the award and the date of the occurrence of a change in control or Mr. Leonard’s termination (whichever value is greater). Unlike the units under the Performance Bonus Plan, the PSAUs do not vest solely upon a change in control. Mr. Leonard will not receive a tax gross-up to cover potential excise taxes under Section 4999 of the Internal Revenue Code.

Mr. Ozimek and Mr. Schreck are not Executive Vice Presidents and did not participate in the Performance Bonus Plan or receive of Performance-Based Stock Appreciation Unit Awards.

Stock Ownership, Anti-Hedging and Anti-Pledging Guidelines. The Company’s board of directors has adopted stock ownership guidelines for both senior management and members of the board. The board believes directors and designated members of senior management should have a financial investment in the Company. As CEO, Mr. McCormick is expected to beneficially own (including options) 350,000 shares, and as Executive Vice Presidents, Messrs. Cushing, Salvador and Leonard are each expected to beneficially own 250,000 shares (including options to acquire shares and other equity-based awards). These guidelines for members of senior management are expected to be achieved within four years of being appointed to their positions. As of December 31, 2015 Mr. McCormick beneficially owned 3,039,385 shares and Messrs. Cushing, Salvador and Leonard beneficially owned 1,363,496, 1,041,095, and 488,270, respectively. The totals above include awards under equity plans, including awards of Performance – Based Stock Appreciation Units and awards under the Performance Bonus Plan. Additional information regarding the stock ownership of the Company’s executive officers is set forth under “Information on Trustco Executive Officers” and in the Outstanding Equity Awards – December 31, 2015 table. As Senior Vice Presidents, Mr. Ozimek and Mr. Schreck are not subject to stock ownership guidelines.

Retirement Compensation

The retirement plans available to TrustCo’s officers and employees include the Retirement Plan of Trustco Bank, the Trustco Bank Profit Sharing/401(k) Plan, and the Company’s Supplemental Retirement Plan.

Retirement Plan and Profit Sharing/401(k) Plan. The Trustco Bank Retirement Plan is a defined benefit pension plan pursuant to which annual retirement benefits are based on years of service to a maximum of 30 years and average annual earnings of the highest five consecutive years during the final ten years of service. The defined benefit retirement plan is fully funded by Trustco Bank contributions. The Retirement Plan was “frozen,” in 2006, and there will be no new participants in the plan. Participants in the plan during 2006 are entitled to benefits accrued as of December 31, 2006. TrustCo and the Compensation Committee believe that, for companies nationwide, the primary vehicle for employee retirement benefits is the 401(k) savings plan. To meet increased employee expectations in this regard, TrustCo enhanced its Profit Sharing Plan in 2006 to include a 401(k) feature, thereby making this the primary retirement plan for TrustCo. Each of the named executive officers participates in the Retirement Plan, and in our Profit Sharing/401(k) Plan.

Supplemental Retirement Plan. The Company maintains a Supplemental Retirement Plan (“SERP”), which is an unfunded, nonqualified, and non-contributory deferred compensation plan. The amounts of supplemental retirement benefits payable under the SERP are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (i) the total retirement benefit the participant would have received under the Trustco Bank Retirement Plan without taking into account limitations on compensation, annual benefits, and years of service and (ii) the retirement benefit the participant is projected to receive under the Trustco Bank Retirement Plan at normal retirement (up to a maximum of $7,000,000). The Company’s annual contribution to the SERP (through 2008) and its current direct cash payments to each participant (which are described below) are determined pursuant to a formula set forth in the SERP. Because the Compensation Committee established the plan to provide the supplemental retirement benefits described above, neither the annual contributions to the SERP nor the direct annual payments to be made to the senior executive officers beginning in 2009 in lieu of the SERP contributions are considered annual compensation and are not taken into account when determining other components of annual compensation.

The Compensation Committee believes that the SERP together with the Retirement Plan and the Profit Sharing/401(k) Plan promote executive retention and allow the executive to focus on the long-term success of TrustCo. Participation in the SERP is limited to a select group of executives of TrustCo who are highly compensated employees, and an employee must be selected by the board of directors to participate in the Plan. In December 2008, as a result of the effect of Section 409A of the

Internal Revenue Code and its implementing regulations, which added a six-month period prior to the executive receiving the vested benefit that would be paid upon retirement or separation from service, TrustCo’s senior executives made a recommendation to the Compensation Committee to freeze the SERP effective December 31, 2008 and requested that the amount of the Company’s annual contribution to the SERP plus interest for each officer instead be paid directly to each officer. The committee considered the request and decided to add a corresponding amendment to the SERP and to each SERP participant’s employment agreement to the effect that the annual increment to be added to the SERP plus interest was to be paid directly to the executive officer. Under the employment agreement amendment, the payment is to be equal to the incremental amount that would have been credited for the year to the executive’s supplemental account balance under the SERP as such plan was in effect on December 31, 2007, and had it not been amended to cease additional benefit accruals following December 31, 2008. A similar provision was added to Mr. Leonard’s employment agreement upon his promotion to the senior executive management team. All amounts currently accrued under the SERP will remain accrued until the separation of service of the executive. Of the Company’s named executive officers, only Messrs. McCormick, Cushing and Salvador participate in SERP.

Employment Agreements

As discussed in more detail below, TrustCo and Trustco Bank have entered into employment agreements (which are substantially identical to each other) with Messrs. McCormick, Cushing, and Salvador that generally provide for their annual compensation and benefits and certain termination benefits in connection with a change in control. Specifically, these agreements provide for (i) a change in control/severance payment upon the earlier to occur of a change in control or a termination of the executive’s employment within one year prior to a change in control and (ii) the transfer of certain Company provided perquisites to the executive upon a termination of the executive’s employment within two years following a change in control. In addition, the agreements provide for the reimbursement of certain post termination medical expenses in the event of a termination of the executive’s employment (i) on account of death, disability or retirement at any time during his employment, or (ii) for any reason (other than for cause) within two years following a change in control. Although the agreements are structured to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code, the agreements also provide for a tax gross-up payment, if necessary, to mitigate against any excise tax that might be imposed under Section 4999 and ensure that the executives receive the full intended change in control/severance payment, should any such excise tax be imposed. As noted above, these employment agreements, along with the Performance Bonus Plan, are intended to reward the Company’s most senior executive officers for a successful strategic acquisition of TrustCo and Trustco Bank that is in the best interest of our shareholders and encourage these senior executives to remain with the Company up to and through the consummation of such strategic acquisition in order to ensure a stable management team through the consummation of such transaction. In 2013, in connection with his promotion to the senior executive management team, TrustCo and Trustco Bank also entered into an employment agreement with Mr. Leonard. Mr. Leonard’s employment agreement also provides for his annual compensation and certain termination benefits in connection with a change in control, the terms of which are also discussed in more detail below. Specifically, Mr. Leonard’s agreement provides for a change in control/severance payment to the extent he is terminated within one year prior or two years following a change in control and the same medical reimbursement benefits and perquisite transfers provided to Messrs. McCormick, Cushing, and Salvador upon the termination of his employment for death, disability, retirement or for any reason (other than for cause) within two years following a change in control. While Mr. Leonard’s agreement is also structured to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code, it does not provide for a similar excise tax gross-up. Similar to the employment agreements for Messrs. McCormick, Cushing, and Salvador, Mr. Leonard’s employment agreement is intended to encourage him to remain with the Company up to and through the consummation of a successful strategic acquisition of TrustCo and Trustco Bank that is in the best interest of our shareholders in order to ensure a stable management team through the consummation of such transaction.

Results of “Say-on-Pay” Vote

Although the Company’s shareholders voted for holding an advisory vote on executive compensation every three years, as part of the Company’s ongoing effort to consider the interests of our shareholders when determining compensation policies and programs for the named executive officers, the Company decided to hold annual advisory votes. At our 2015 annual meeting of shareholders, more than 91% of the shareholder vote (including votes for, against and abstentions, but excluding broker non-votes) was in favor of the compensation of the named executive officers. This represents the third year in a row that more than 90% of our shareholders voted in favor of the compensation of our named executive officers. The Compensation Committee believes that the results of this vote and prior years’ votes affirmed the shareholders’ support of the Company’s executive compensation policies and programs for our named executive officers. As a result, the Compensation Committee has generally continued its executive compensation policies and programs as set forth above, including initiatives to reduce emphasis on fixed pay and put greater emphasis on performance-based and long-term compensation. As noted above, in 2015, the Compensation Committee continued its long-term equity incentive program in the form of performance share awards to the named executive officers. In addition, instead of raising base salaries for Messrs. McCormick and Cushing for 2015 and in order to further emphasize long-term compensation for all of the named executive officers, the Compensation Committee continued to subject a portion of these executives’ annual bonus awards to a multiple-year performance hurdle through the Contingent Bonus opportunity described above. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for its executive team.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the management of TrustCo and Trustco Bank. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:	Thomas O. Maggs, Chairman
Dennis A. De Gennaro
Brian C. Flynn[1]
Dr. Anthony J. Marinello
William D. Powers
William J. Purdy

[1]	Mr. Flynn became a director on January 25, 2016. As such he did not participate in any of the decisions with respect to 2015 compensation.

Executive Compensation Payments and Awards

The following table sets forth the compensation awarded to, paid to or earned by the named executive officers of TrustCo for services rendered in all capacities to TrustCo and its subsidiaries for the fiscal years ended December 31, 2015, 2014, and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1,7)	Option Awards(1,7)	Non-equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensa- tion(4)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Robert J. McCormick President & Chief Executive Officer, TrustCo and Trustco Bank	2015	880,000	--	273,230	49,000	--	--	500,789	1,703,019
	2014	880,000	--	286,770	46,500	246,400	88,318	710,417	2,258,405
	2013	880,000	--	237,938	85,320	246,400	--	678,170	2,127,828

Michael M. Ozimek(5) Senior Vice President & Chief Financial Officer	2015	225,000	--	36,840	7,105	47,250	--	41,949	358,144
	2014	142,500	32,795	18,876	3,488	--	8,310	40,309	246,278

Robert T. Cushing(6) Executive Vice President & Chief Operating Officer, TrustCo and Trustco Bank	2015	640,000	--	--	--	--	--	326,378	966,378
	2014	640,000	--	148,830	26,040	179,200	111,682	408,382	1,514,134
	2013	640,000	--	126,900	43,200	179,200	--	398,220	1,387,520

Scot R. Salvador Executive Vice President & Chief Banking Officer, TrustCo and Trustco Bank	2015	520,000	--	141,220	27,440	--	--	317,923	1,006,583
	2014	510,000	--	148,830	26,040	142,800	68,186	434,237	1,330,093
	2013	510,000	--	126,900	43,200	142,800	--	421,766	1,244,666

Robert M. Leonard Executive Vice President & Secretary, TrustCo and Trustco Bank	2015	275,000	--	141,220	27,440	--	--	275,558	719,218
	2014	260,000	--	148,830	26,040	72,800	52,968	371,471	932,109
	2013	205,577	--	126,900	43,200	57,562	--	134,169	567,408

Eric W. Schreck Treasurer, TrustCo and Senior Vice President, Trustco Bank	2015	262,500	--	36,840	7,105	55,125	--	46,248	407,818
	2014	255,000	--	38,115	6,743	71,400	45,121	45,961	462,340
	2013	247,500	--	31,725	11,880	69,300	--	43,312	403,717

Summary Compensation Table Footnotes:

(1)

The amounts in these columns are the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“FASB ASC 718”) for the stock awards (consisting of restricted stock units and performance shares) and stock option awards in 2015, 2014, and 2013. The assumptions made in the valuation of the awards are described in note 9 to TrustCo’s consolidated financial statements for the years ended December 31, 2015, 2014, and 2013 under the heading “Stock Based Compensation Plans-Equity Awards.” For financial reporting purposes, the estimated values of these grants are spread over future periods; however, for this table the total cost of the grants are reflected in the year of the grant. For purposes of calculating the grant date fair value of the performance shares set forth above, the Company assumed the achievement of the performance goal at the target level. If the Company assumed the achievement of the performance goal at or above the maximum performance level, the grant date fair value of the 2015 performance share awards for Messrs. McCormick, Ozimek, Cushing, Salvador, Leonard, and Schreck, would be $199,550, $26,863, $0, $105,531, $105,531, and $26,863, respectively. Additional information about the awards is presented below under the heading “Plan-Based Awards.”
(2)

The amounts in this column were determined in accordance with the Executive Officer Incentive Plan and the performance measures thereunder approved by the board of directors. The operation of this plan is discussed in the Compensation Discussion and Analysis under “Executive Officer Incentive Plan for 2015” and below under “Plan-Based Awards.” As noted in the Compensation Discussion and Analysis, in light of the compliance and governance issues identified by the OCC and the Bank’s undertaking to address these issues beginning in 2015, the Compensation Committee, upon the recommendation of Mr. McCormick, the Company’s CEO, and the acknowledgement and agreement of Messrs. McCormick, Salvador, Cushing, and Leonard, determined in November 2015 that it would be in the best interest of the Company and Bank for the named executive officers to waive their 2015 annual cash bonuses under the Executive Officer Incentive Plan. Based upon the Company’s results for 2015, the amounts that would have been earned by Messrs. McCormick, Cushing, Salvador, and Leonard, had they not waived their bonuses would have been $184,800, $134,400, $109,200, and $57,750, respectively. The other plan participants did not waive the 2015 bonus.

(3)

The amounts in this column are derived from the change in value of vested benefits accrued under the Trustco Retirement Plan of Trustco Bank. See the table “Pension Benefits” for more details on the methodology followed to perform these calculations and a discussion of TrustCo and Trustco Bank retirement benefits generally. For the period December 31, 2014 to December 31, 2015 the decrease in the actuarial liability for the pension plan for Messrs. McCormick, Ozimek, Cushing, Salvador, Leonard and Schreck was $25,977, $3,083, $23,313, $21,836, $15,386, and $14,596, respectively.

(4)

The amounts in this column include all other compensation paid to the named executive officers including tax gross-ups (of $58,094, $14,977, $57,412, $40,576, $33,319, and $12,862 for Messrs. McCormick, Ozimek, Cushing, Salvador, Leonard, and Schreck, respectively, for 2015) incurred on personal benefits, personal use of auto, health insurance, tax planning assistance, and personal use of clubs. The amounts included are the cost paid by TrustCo to third parties for these items and included in the Company’s financial statements. Also included for Messrs. McCormick, Cushing, Salvador and Leonard is compensation paid to them under their employment agreements representing the incremental amount that would have been credited to them for 2015 under the TrustCo Supplemental Retirement Plan had such plan not been amended to cease additional benefit accruals following December 31, 2008 and, in the case of Mr. Leonard, had he been a participant. For 2015, the Company paid $376,215, $203,126, $227,317, and $199,024 to Messrs. McCormick, Cushing, Salvador and Leonard, respectively, in lieu of such Supplemental Retirement Plan contributions. TrustCo sponsors a 401(k)/Profit Sharing Plan for all employees under which the Company offers to match employee contributions, subject to certain limits. For 2015, the Company match for the 401(k)/Profit Sharing Plan for Messrs. McCormick, Cushing, Salvador, and Leonard was $11,925, for Mr. Schreck $11,812, and for Mr. Ozimek $10,063.

(5)	Mr. Ozimek became Senior Vice President and Chief Financial Officer on December 16, 2014. In 2014, Mr. Ozimek participated in the Trustco Bank Senior Incentive Plan and received the bonus indicated.
(6)

On December 16, 2014, Mr. Cushing, who had been Executive Vice President and Chief Financial Officer, announced his intention to retire effective May 31, 2015 and assumed the title of Executive Vice President and Chief Operating Officer. Mr. Cushing’s retirement has subsequently been delayed and a new retirement date has not yet been determined.

(7)

At the time the 2015 stock and option awards were granted, Mr. Cushing was expected to retire on December 31, 2015 and therefore no stock and option awards were granted to him. Subsequent to the award date it was determined that Mr. Cushing’s retirement date would be delayed and a new date has not been determined.

Plan-Based Awards for 2015

The following two tables set forth information relating to grants of plan-based awards to the named executive officers during 2015 and to stock options, restricted stock units, and performance shares held by the named executive officers as of December 31, 2015. All non-equity incentive plan awards were made under the Trustco Bank Executive Officer Incentive Plan as it was in effect during 2015, and all awards of stock options, restricted stock units, and performance shares were made under the Amended and Restated TrustCo Bank Corp NY 2010 Equity Incentive Plan.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (Executive Officer Incentive Plan(2))			Estimated Future Payouts Under Equity Incentive Plan Awards (Performance Shares(3))			All Other Stock Awards: Number of Shares of Stock or Units (Restricted Stock Units(4)) (#)	All Other Option Awards: Number of Securities Underlying Options (Stock Options) (#)	Exercise or Base Price of Option Awards(5) ($/share)	Grant Date Fair Value of Stock Option Awards(6) ($)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert J. McCormick	11/17/2015	176,000	264,000	440,000	19,500	26,000	32,500	18,500	50,000	6.43	49,000
Michael M. Ozimek	11/17/2015	45,000	67,500	112,500	2,625	3,500	4,375	2,500	7,250	6.43	7,105
Robert T. Cushing(7)	11/17/2015	128,000	192,000	320,000	--	--	--	--	--	--	--
Scot R. Salvador	11/17/2015	104,000	156,000	260,000	10,313	13,750	17,188	9,250	28,000	6.43	27,440
Robert M. Leonard	11/17/2015	55,000	82,500	137,500	10,313	13,750	17,188	9,250	28,000	6.43	27,440
Eric W. Schreck	11/17/2015	52,500	78,750	131,250	2,625	3,500	4,375	2,500	7,250	6.43	7,105

(1)	The dates in this column represent the grant date for the equity incentive plan awards reported in this table (performance shares, restricted stock units, and stock options).
(2)

The amounts in these columns indicate the estimated possible payouts available for 2015 under the Executive Officer Incentive Plan. Threshold refers to the minimum amount payable under the Executive Officer Incentive Plan assuming the minimum performance levels established under the plan are satisfied. Maximum refers to the maximum payout possible under the plan, and target refers to the amount payable if the specified performance targets under the plan are achieved. Please refer to the discussion below and to the Compensation Discussion and Analysis. The amounts actually earned by the named executive officers for 2015 are set forth in the Summary Compensation Table above in the “Non-Equity Incentive Plan Awards” column. As noted in the Compensation Discussion and Analysis, in light of the compliance and governance issues identified by the OCC and the Bank’s undertaking to address these issues beginning in 2015, the Compensation Committee, upon the recommendation of Mr. McCormick, the Company’s CEO, and the acknowledgement and agreement of Messrs. McCormick, Salvador, Cushing and Leonard, determined in November 2015 that it would be in the best interest of the Company and Bank for the named executive officers to waive their 2015 annual cash bonuses under the Executive Officer Incentive Plan. The other Plan Participants did not waive the 2015 bonus.

(3)

The amounts in these columns indicate the estimated future payouts available to the named executive officers with respect to awards of performance shares under the Amended and Restated TrustCo Bank Corp NY 2010 Equity Incentive Plan. Threshold refers to the minimum amount of performance shares for which payment may be made assuming the minimum performance levels established under the November 17, 2015 awards under the plan are satisfied. Maximum refers to the maximum payout possible under such awards. If the conditions to the awards are satisfied, settlement of the awards will be made only in cash. Please refer to the discussion below and to the Compensation Discussion and Analysis.
(4)

The period of restriction applicable to the awards of restricted stock units under this heading lapses on November 17, 2018. These restrictions may lapse prior to that day in accordance with the plan and the award agreements. Following lapse of the period of restriction, settlement of the awards will be made only in cash.

(5)	Exercise price or base price is the closing price on the NASDAQ Stock Market of TrustCo’s common stock on the grant date.
(6)

Grant date fair value is calculated in accordance with FASB ASC 718. The assumptions made in the valuation of the awards are described in note 9 to TrustCo’s consolidated financial statements for the years ended December 31, 2015 under the heading “Stock Based Compensation Plans-Equity Awards.”

(7)

At the time the 2015 awards were granted Mr. Cushing was expected to retire on December 31, 2015 and therefore no awards were granted to him. Subsequent to the award date, it was determined that Mr. Cushing’s retirement date would be delayed and a new date has not been determined.

As discussed in the Compensation Discussion and Analysis, the Company’s Compensation Committee established three weighted performance measures for 2015 under the Executive Officer Incentive Plan. The performance measures and their respective weightings for 2015 were (i) return on average equity (35% weighting), (ii) efficiency ratio (35% weighting) and (iii) the ratio of nonperforming assets to total assets (30% weighting). Bonus payments under the plan were subject to the Company’s achievement of specified, weighted performance measures for 2015 relative to the performance of TrustCo’s peer group for 2015 as follows:

•	If TrustCo’s results under a performance measure were lower than the peer group median, no bonus was to be paid with respect to that measure;

•

If TrustCo’s results under a performance measure were equal to the peer group median or exceeded the peer group median by less than 10%, the bonus was to be 20% of base salary multiplied by the weighting factor of that performance measure;

•

If TrustCo’s results under a performance measure exceeded the peer group median by 10% to 24%, the bonus was to be 30% of base salary multiplied by the weighting factor of that performance measure; and

•	If TrustCo’s results under a performance measure exceeded the peer group median by more than 25%, the bonus was to be 50% of base salary multiplied by the weighting factor of that performance measure.

The Compensation, Discussion and Analysis describes in greater detail the performance measures established under the Executive Officer Incentive Plan for 2015.

On November 17, 2015, TrustCo approved awards of incentive stock options and restricted stock units and performance shares to its named executive officers, all of which were made under the Amended and Restated TrustCo Bank Corp NY 2010 Equity Incentive Plan. The exercise price of all options granted was $6.43, the closing price of the Company’s common stock on the NASDAQ Stock Market on November 17, 2015. The options awarded to employees and officers of TrustCo vest in equal annual installments over a five year period, with all options becoming fully vested as of November 17, 2020 and expiring on November 17, 2025. The period of restriction for the restricted stock unit awards will lapse as to all units awarded on November 17, 2018. The vesting of stock options and lapse of the period of restriction for the restricted stock units will accelerate under certain circumstances, including upon a change in control. Each performance share represents the right to receive upon settlement an amount in cash equal to the fair market value of one share of TrustCo common stock. The performance shares generally will vest at the end of a three-year performance period based upon continued employment through the end of the performance period and the achievement of corporate performance goals. The three-year performance period for the 2015 awards runs from January 1, 2016 through December 31, 2018. Additional information regarding the performance shares is provided above in the Compensation Discussion & Analysis.

The following table provides information on the stock options, shares of restricted stock, restricted stock units and performance shares held by the named executive officers as of December 31, 2015.

Outstanding Equity Awards as of December 31, 2015

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(3)
		(#)	(#)	($)		(#)		($)	(#)		($)
Robert J. McCormick	06/01/2007	200,000	0	9.91	06/01/2017
	06/02/2008	150,000	0	8.29	06/02/2018
	11/15/2011	120,000	30,000	5.14	11/15/2021
	11/20/2012	52,200	34,800	5.17	11/20/2022				20,000	(4)	122,800
	11/19/2013	31,600	47,400	7.05	11/19/2023	11,250	(5)	69,075	22,500	(6)	138,150
	11/18/2014	10,000	40,000	7.22	11/18/2024	16,250	(7)	99,775	23,250	(8)	142,755
	11/17/2015	0	50,000	6.43	11/17/2025	18,500	(10)	113,590	26,000	(11)	159,640

Michael M. Ozimek	06/01/2007	7,500	0	9.91	06/01/2017
	06/02/2008	7,500	0	8.29	06/02/2018
	11/15/2011	8,000	2,000	5.14	11/15/2021
	11/20/2012	3,600	2,400	5.17	11/20/2022				1,500	(4)	9,210
	11/19/2013	2,200	3,300	7.05	11/19/2023	750	(5)	4,605	1,500	(6)	9,210
	11/18/2014	750	3,000	7.22	11/18/2024	1,100	(7)	6,754	1,500	(8)	9,210
	11/17/2015	0	7,250	6.43	11/17/2025	2,500	(10)	15,350	3,500	(11)	21,490

Robert T. Cushing(9)	06/01/2007	100,000	0	9.91	06/01/2017
	06/02/2008	75,000	0	8.29	06/02/2018
	11/15/2011	60,000	15,000	5.14	11/15/2021
	11/20/2012	26,100	17,400	5.17	11/20/2022				10,000	(4)	61,400
	11/19/2013	16,000	24,000	7.05	11/19/2023	6,000	(5)	36,840	12,000	(6)	73,680
	11/18/2014	5,600	22,400	7.22	11/18/2024	8,250	(7)	50,655	12,250	(8)	75,215

Scot R. Salvador	06/01/2007	150,000	0	9.91	06/01/2017
	06/02/2008	75,000	0	8.29	06/02/2018
	11/15/2011	45,000	15,000	5.14	11/15/2021
	11/20/2012	21,671	17,400	5.17	11/20/2022				10,000	(4)	61,400
	11/19/2013	16,000	24,000	7.05	11/19/2023	6,000	(5)	36,840	12,000	(6)	73,680
	11/18/2014	5,600	22,400	7.22	11/18/2024	8,250	(7)	50,655	12,250	(8)	75,215
	11/17/2015	0	28,000	6.43	11/17/2025	9,250	(10)	56,795	13,750	(11)	84,425

Robert M. Leonard	06/01/2007	7,500	0	9.91	06/01/2017
	06/02/2008	10,000	0	8.29	06/02/2018
	11/15/2011	12,000	3,000	5.14	11/15/2021
	11/20/2012	5,100	3,400	5.17	11/20/2022				3,000	(4)	18,420
	11/19/2013	16,000	24,000	7.05	11/19/2023	6,000	(5)	36,840	12,000	(6)	73,680
	11/18/2014	5,600	22,400	7.22	11/18/2024	8,250	(7)	50,655	12,250	(8)	75,215
	11/17/2015	0	28,000	6.43	11/17/2025	9,250	(10)	56,795	13,750	(11)	84,425

Eric W. Schreck	06/01/2007	6,000	0	9.91	06/01/2017
	06/02/2008	10,000	0	8.29	06/02/2018
	11/15/2011	6,000	3,000	5.14	11/15/2021
	11/20/2012	3,400	3,400	5.17	11/20/2022				3,000	(4)	18,420
	11/19/2013	4,400	6,600	7.05	11/19/2023	1,500	(5)	9,210	3,000	(6)	18,420
	11/18/2014	1,450	5,800	7.22	11/18/2024	2,250	(7)	13,815	3,000	(8)	18,420
	11/17/2015	0	7,250	6.43	11/17/2025	2,500	(10)	15,350	3,500	(11)	21,490

(1)	Awards of options vest in equal increments on each of the first through fifth anniversaries of the date of the award and become fully vested on the fifth anniversary.
(2)	Stock options are exercisable for ten years from the date of grant.
(3)	Market value is based upon the $6.14 closing price on the NASDAQ Stock Market of TrustCo’s common stock on December 31, 2015.
(4)

Vesting and Payment of the Performance shares awarded on November 20, 2012 are subject to the achievement of certain performance goals as described in the Compensation Discussion and Analysis above under the heading “Performance Share Awards.” The number and value of such awards in the table above is based on the assumed achievement of the goals at the target level of achievement. If the performance measurement were at the maximum level, this amount would be 125% of the target level. If the performance goals are achieved, settlement of the awards will be in cash.

(5)	Represents restricted stock units awarded on November 19, 2013, which vest in full on November 19, 2016, as noted above, settlement of the units will be in cash.
(6)

Vesting and Payment of the Performance shares awarded on November 19, 2013 are subject to the achievement of certain performance goals as described in the Compensation Discussion and Analysis above under the heading “Performance Share Awards.” The number and value of such awards in the table above is based on the assumed achievement of the goals at the target level of achievement. If the performance measurement were at the maximum level, this amount would be 125% of the target level. If the performance goals are achieved, settlement of the awards will be in cash.

(7)	Represents restricted stock units awarded on November 18, 2014 which will vest in full on November 18, 2017. As noted above, settlement of these restricted stock units will be in cash.
(8)

Vesting and Payment of the Performance shares awarded on November 18, 2014 are subject to the achievement of certain performance goals as described in the Compensation Discussion and Analysis above under the heading “Performance Share Awards.” The number and value of such awards in the table above is based on the assumed achievement of the goals at the target level of achievement. If the performance measurement were at the maximum level, this amount would be 125% of the target level. If the performance goals are achieved, settlement of the awards will be in cash.

(9)

At the time the 2015 awards were granted, Mr. Cushing was expected to retire on December 31, 2015 and therefore no awards were granted to him. Subsequent to that date, it was determined that Mr. Cushing’s retirement date would be delayed and a new date has not been determined.

(10)	Represents restricted stock units awarded on November 17, 2015 which will vest in full on November 17, 2018. As noted above, settlement of the restricted stock units will be in cash.
(11)

Vesting and Payment of the Performance shares awarded on November 17, 2015 are subject to the achievement of certain performance goals as described in the Compensation Discussion and Analysis above under the heading “Performance Share Awards.” The number and value of such awards in the table above is based on the assumed achievement of the goals at the target level of achievement. If the performance measurement were at the maximum level, this amount would be 125% of the target level. If the performance goals are achieved, settlement of the awards will be in cash.

In addition to the stock option grants noted above, the Company has previously issued awards under the TrustCo Bank Corp NY Performance Bonus Plan. Awards have been made to Messrs. McCormick, Cushing, and Salvador under this plan. As further discussed above in the Compensation Discussion and Analysis, the value of the Performance Bonus Units is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the plan. In 1997, Mr. Cushing was awarded 524,702 units at a split-adjusted price of $5.95 per unit. In 2004, Robert J. McCormick was awarded 524,702 units at a price of $10.78 per unit, and in 2004, Mr. Salvador was awarded

524,702 units at a price of $13.15 per unit. In 2014, under a separate Performance Based Stock Appreciation Unit Agreement between him and TrustCo, Robert M. Leonard was issued 300,000 Performance-Based Stock Appreciation Units at price of $6.95 per unit. All of the unit prices, under the TrustCo Bank Corp NY Performance Bonus Plan or Mr. Leonard’s separate agreement, were set at the closing TrustCo stock price on the day of the award. These units have no expiration date and are not valued for accounting purposes until a change in control has occurred.

Stock Options Exercised and Stock Vesting

The table below provides information on an aggregated basis concerning each exercise of stock options during 2015 by, and each vesting, or lapse of restriction periods, with respect to awards of restricted stock units made and performance shares for, each of the named executive officer.

Option Awards			Stock Awards(2)

Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)
Robert J. McCormick	--	--	42,000	265,140
Robert T. Cushing	--	--	21,000	132,570
Scot R. Salvador	19,429	30,566	21,000	132,570
Robert M. Leonard	--	--	6,000	37,830
Eric W. Schreck	9,400	12,400	6,000	37,830
Michael M. Ozimek	--	--	3,000	18,915

(1)

Value realized on options exercised is based upon the difference between the closing stock price on the date the options are exercised and the exercise price of the option on the date it was granted. For Mr. Salvador, the closing stock price on the day the options were exercised was $6.72, and the option exercise prices were $5.14 and $5.17. For Mr. Schreck, the closing stock price on the day the options were exercised was $6.47, and the option exercise prices were $5.14 and $5.17.

(2)

The amounts under “Stock Awards” aggregates the share equivalents deemed acquired, and value realized, upon the lapse during 2015 of the period of restriction of restricted stock units awarded in 2012 and the completion on December 31, 2015 of the three-year performance period applicable to the performance shares awarded in 2012. The aggregate information under “Stock Awards” is based on the following:

2012 Restricted Stock Units:

Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Robert J. McCormick	22,000	$142,340
Robert T. Cushing	11,000	71,170
Scot R. Salvador	11,000	71,170
Robert M. Leonard	3,000	19,410
Eric W. Schreck	3,000	19,410
Michael M. Ozimek	1,500	9,705

The value realized on vesting is based upon the closing stock price of $6.47 for TrustCo stock as of November 20, 2015, which was the date the applicable restrictions lapsed.

2012 Performance Shares:

Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Robert J. McCormick	20,000	$122,800
Robert T. Cushing	10,000	61,400
Scot R. Salvador	10,000	61,400
Robert M. Leonard	3,000	18,420
Eric W. Schreck	3,000	18,420
Michael M. Ozimek	1,500	9,210

The value realized is based upon the closing stock price of $6.14 for TrustCo stock as of December 31, 2015.

Pensions and Nonqualified Deferred Compensation Benefits

As discussed in the Compensation Discussion and Analysis, TrustCo sponsors a defined benefit pension plan and a profit sharing/401(k) plan. Benefits under the pension plan were frozen effective December 31, 2006, and the plan closed to new participants effective that date.

Benefits under the pension plan are based on years of service and the employee’s highest average compensation during five consecutive years of the final ten years of employment. Compensation includes that compensation which is treated as FICA wages without regard to the Social Security taxable wage base. Compensation also includes any amounts that are treated as salary reduction contributions and used to purchase nontaxable benefits under Section 125 or Section 401(k) of the Internal Revenue Code, but excludes bonuses, overtime, commissions, and other incentive pay. A participant’s normal retirement benefit under the pension plan is an annual pension benefit commencing on his or her normal retirement date payable in an amount equal to a “Regular Benefit” plus a “Supplemental Benefit,” calculated as follows:

Regular Benefit:

1.	December 31, 1988 accrued benefit; plus
2.	1.25% of his or her average annual compensation, multiplied by creditable service after December 31, 1988 up to thirty years; plus

Supplemental Benefit:

3.	0.65% of his or her average annual compensation in excess of his or her covered compensation after December 31, 1988 multiplied by creditable service up to 35 years.

The following table presents a summary of benefits payable to each of the named executive officers under the pension plan.

Pension Benefits

(December 31, 2015)

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Year
		(#)	($)	($)
Robert J. McCormick	Retirement Plan of Trustco Bank	11	286,664	--
Michael M. Ozimek	Retirement Plan of Trustco Bank	4	20,123	--
Robert T. Cushing	Retirement Plan of Trustco Bank	13	471,535	--
Scot R. Salvador	Retirement Plan of Trustco Bank	11	201,689	--
Robert M. Leonard	Retirement Plan of Trustco Bank	18	174,136	--
Eric W. Schreck	Retirement Plan of Trustco Bank	18	131,905	--

(1)

The Present Value of Accumulated Benefits was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2015, with the retirement age being assumed to be the normal retirement age as defined in the plan.

Executives Eligible for Early Retirement: Participants in the pension plan are eligible for early retirement at age 55 and 10 years of vesting service. Early retirement benefits are determined using the same formula that is used for normal retirement benefits, but are reduced as follows:

Age at Early Retirement Date	Percent of Regular Benefit	Percent of Supplemental Benefit
64	96%	93.33%
63	92%	86.67%
62	88%	80.00%
61	84%	73.33%
60	80%	66.67%
59	76%	63.33%
58	72%	60.00%
57	68%	56.67%
56	64%	53.33%
55	60%	50.00%

Of the named executive officers, only Robert T. Cushing is eligible for early retirement and he has indicated his intention to retire; however, the date for his retirement has not yet been determined.

The following table provides information regarding nonqualified deferred compensation earned by the named executive officers.

Nonqualified Deferred Compensation - December 31, 2015

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of Last Fiscal Year
	($)	($)	($)	($)	($)
Robert J. McCormick	--	--	--	--	1,584,836
Robert T. Cushing	--	--	--	--	3,244,059
Scot R. Salvador	--	--	--	--	722,574

Under TrustCo’s Supplemental Retirement Plan, the amount of the supplemental retirement benefit payable to a participant is based upon contributions by TrustCo that are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (a) the total retirement benefit the participant would have received under TrustCo’s defined benefit retirement plan without taking into account limitations imposed by the defined benefit plan and applicable law on compensation, annual benefits, and years of service, and (b) the retirement benefit the participant is projected to receive under the defined benefit retirement at normal retirement. The Supplemental Retirement Plan provides benefits based upon years of service to a maximum of 40 years. The supplemental account balance of a participant on any valuation date may not exceed $7.0 million.

Payments to participants are made after the participant has terminated employment with TrustCo or Trustco Bank, and has either completed five years of vested service or is eligible for early retirement under the retirement plan. Each of the plan participants has completed five years of vested service and is therefore vested in the supplemental retirement benefit aggregate amount above. Benefits can be paid in a lump sum or spread over a period of five years in the case of normal retirement. As discussed in the Compensation Discussion and Analysis, the supplemental retirement benefit plan has been frozen and no new contributions are made on behalf of the participants. As noted previously, however, the annual increment that would have been added to the SERP aggregate balance was paid subsequent to 2015 directly to the named executive officer who was a participant in the SERP, as follows:

Robert J. McCormick	$376,215
Robert T. Cushing	203,126
Scot R. Salvador	227,317

In addition, Mr. Leonard was paid $199,024 as a supplemental bonus calculated in the same manner as the SERP increment for the other executive officers.

Potential Payments upon Termination or Change in Control

Employment Agreements. As noted above, TrustCo and Trustco Bank have entered into employment agreements with Messrs. McCormick, Cushing, Salvador and Leonard which provide for certain change in control/severance payments and benefits. The agreements for Messrs. McCormick Cushing and Salvador are substantially the same.

In the event the employment of Messrs. McCormick, Cushing or Salvador is terminated for any reason other than good cause or retirement at the mandatory retirement age within twelve months prior to a change in control, or a change in control occurs while the executive is employed by either or both of TrustCo or Trustco Bank, then the executive will receive an amount equal to 2.99 times his then-current annual compensation to be paid in a single lump sum within 10 days following the change in control. The employment agreement also provides for an excise tax gross-up payment in the event that the amount payable upon the executive’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Upon termination of any of these executives’ employment (i) upon their death, disability or retirement, or (ii) for any reason other than good cause within two years following a change in control, TrustCo must, for the longer of the life of the executive or the life of his spouse, reimburse the executive or his spouse for otherwise unreimbursed medical expenses, including medical insurance premiums. In addition, if any of these executives’ employment is terminated for any reason other than good cause within two years following a change in control, TrustCo must transfer the executive’s Company car (at book value) and club membership to the executive.

In the event the employment of Mr. Leonard is terminated by the Company for any reason other than good cause or by Mr. Leonard for good reason (i) within twelve months prior to a change in control, or (ii) within two years following a change in control, then Mr. Leonard will receive an amount equal to 2.99 times his then-current annual compensation, to be paid in a single lump sum within 10 days following the later of a change in control or his termination. Mr. Leonard is not entitled to any excise tax gross-up payment in the event that the amount payable upon the executive’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Upon the termination of Mr. Leonard’s employment (i) upon his death, disability or retirement, or (ii) by the Company for any reason other than good cause or by Mr. Leonard for good reason within two years following a change in control, Mr. Leonard is entitled to the same medical expense reimbursement as provided to Messrs. McCormick, Cushing, and Salvador, described above. Mr. Leonard will also be entitled to the same transfer of Company car and country club membership upon his termination by the Company for any reason other than good cause or by Mr. Leonard for good reason within two years following a change in control as provided to Messrs. McCormick, Cushing, and Salvador, described above.

Under the employment agreements, “good cause” means the executive’s commission of an act of fraud, embezzlement, or theft constituting a felony against either of TrustCo or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the executive.

Also under the employment agreements, a “change in control” means a change in the ownership of TrustCo, a change in the effective control of TrustCo or Trustco Bank or a change in the ownership of a substantial portion of the assets of TrustCo or Trustco Bank as provided in

Section 409A of the Internal Revenue Code and any guidance or regulations under Section 409A. Section 409A regulations provide the following:

•

subject to certain exceptions specified in the agreements, a change in the ownership of TrustCo or Trustco Bank occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of TrustCo that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of TrustCo or Trustco Bank;

•

a change in the effective control occurs only on the date that either: (i) any one person or more that on person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of TrustCo or Trustco Bank possessing 30% or more of the total voting power of the stock of TrustCo or (ii) a majority of members of TrustCo’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of TrustCo’s board of directors prior to the date of the appointment or election; or

•

a change in the ownership of a substantial portion of TrustCo’s or Trustco Bank’s assets occurs on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from TrustCo or Trustco Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value all of the assets of TrustCo immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of TrustCo, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Under Mr. Leonard’s employment agreement, “good reason” means (i) any substantial diminution in the executive’s job responsibilities or material adverse change in his title or status, (ii) a reduction in his base salary or failure to maintain his benefits at a level comparable to the level in effect at the effective date of the agreement, (iii) a determination by the Company, for reasons other than good cause, not to renew the term of the agreement, or (iv) the relocation of executive’s principal place of employment by more than 50 miles from the Company’s main headquarters as of the effective date of the agreement.

Each of the employment agreements for Messrs. McCormick, Cushing, and Salvador defines “termination” to include the unilateral election of the executive to terminate the employment agreement and his employment with TrustCo and Trustco Bank or the executive otherwise experiences a “separation from service” within the meaning of Treasury Department Regulations under Section 409A of the Internal Revenue Code.

Performance Bonus Plan. Additionally, the units awarded to Messrs. McCormick, Cushing and Salvador under the Performance Bonus Plan vest on the earlier of a change in control or the termination of their employment for reasons other than cause within one year prior to a change in control. Payment of the value of the units must be made within ten days after the change in control.

In the event that the amount payable under the Performance Bonus Plan is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the plan also provides for an excise tax gross-up payment to the executives. The PSAUs granted to Mr. Leonard become vested upon (i) a termination of Mr. Leonard without cause or for good reason within two years following a change in control of TrustCo or (ii) the occurrence of a change in control within 12 months following a termination of Mr. Leonard without cause or for good reason. Upon vesting, Mr. Leonard will be entitled to receive compensation based upon the appreciation in value of TrustCo’s common stock between the date of the award and the date of the occurrence of a change in control or Mr. Leonard’s termination (whichever is greater).

TrustCo Bank Corp NY Amended and Restated 2010 Equity Incentive Plan. Under the TrustCo Bank Corp NY Amended and Restated 2010 Equity Incentive Plan and the award agreements under such plan, the options will become fully vested upon retirement, disability or death and the period of restriction under the restricted stock and restricted stock unit awards terminate (that is, such awards “vest”) upon disability or death, but are forfeited upon retirement or other termination. Under the performance shares awarded under the Amended and Restated 2010 Equity Incentive Plan, upon retirement, disability or death a participant will be entitled to a pro rata payment based on the number of full months’ service during the applicable performance period but taking into account achievement of performance goals during the entire performance period. In addition, all options, restricted stock, restricted stock units and performance shares will become fully vested upon a change in control and the performance shares will be paid out based on the achievement of performance goals up to the date of the change in control.

The following table reflects the amount of compensation payable to each of the named officers, upon a change in control or in the event of the termination of such executive’s employment. The amounts would be paid in accordance with each person’s employment agreement (if any) and other benefit plans and agreements as discussed in the preceding sections. The amounts shown assume that such termination was effective as of December 31, 2015, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts shown relating to equity incentives (stock options and restricted stock awards) and performance bonus units are based on the closing value of TrustCo common stock on December 31, 2015, which was $6.14. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment.

Termination and Change in Control Payments

	Termina- tion for “Good Cause”(1)	Resigna- tion by Officer Without Change in Control	Termination by Company Without Good Cause and Without Change in Control(2)	Retirement Without Change in Control(3)	Disability(4)	Death(5)	Change in Control or Termina- tion in Connection With a Change in Control (11)
Robert J. McCormick
Salary and Bonus	$--	$--	$1,256,215	$--	$--	$600,000	$2,631,200
Health insurance and other perquisites	--	--	1,526,937	1,526,937	1,526,937	1,526,937	1,576,937
Tax gross-up payment	--	--	--	--	--	--	2,016,582
Pension benefits(6)	286,664	286,664	286,664	286,664	286,664	286,664	286,664
Supplemental Retirement Plan(7)	--	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836
Equity incentives(9) (10)	--	--	--	496,875	779,315	779,315	920,535
TOTAL	$286,664	$1,871,500	$4,654,652	$3,895,312	$4,177,752	$4,777,752	$9,016,754

Michael M. Ozimek
Salary and Bonus	$--	$--	$--	$--	$--	$450,000	$--
Pension benefits(6)	20,123	20,123	20,123	20,123	20,123	20,123	20,123
Equity incentives(9) (10)	--	--	--	34,240	60,949	60,949	70,159
TOTAL	$20,123	$20,123	$20,123	$54,363	$81,072	$531,072	$90,282

Robert T. Cushing
Salary and Bonus	$--	$--	$843,126	$--	$--	$600,000	$1,913,600
Health insurance and other perquisites	--	--	1,136,938	1,136,938	1,136,938	1,136,938	1,186,938
Tax gross-up payment	--	--	--	--	--	--	1,452,896
Pension benefits(6)	471,535	471,535	471,535	471,535	471,535	471,535	471,535
Supplemental Retirement Plan(7)	--	3,244,059	3,244,059	3,244,059	3,244,059	3,244,059	3,244,059
Performance Bonus Plan(8)	--	--	--	--	--	--	99,693
Equity incentives(9) (10)	--	--	--	252,787	340,282	340,282	414,985
TOTAL	$471,535	$3,715,594	$5,695,658	$5,105,319	$5,192,814	$5,792,814	$8,783,706

Scot R. Salvador
Salary and Bonus	$--	$--	$747,317	$--	$--	$600,000	$1,554,800
Health insurance and other perquisites	--	--	1,705,479	1,705,479	1,705,479	1,705,479	1,755,479
Tax gross up payment	--	--	--	--	--	--	1,634,761
Pension benefits(6)	201,689	201,689	201,689	201,689	201,689	201,689	201,689
Supplemental Retirement Plan(7)	--	722,574	722,574	722,574	722,574	722,574	722,574
Equity incentives(9) (10)	--	--	--	252,787	397,077	397,077	471,780
TOTAL	$201,689	$924,263	$3,377,059	$2,882,529	$3,026,819	$3,626,819	$6,341,083

Robert M. Leonard
Salary and Bonus	$--	$--	$474,024	$--	$--	$550,000	$822,250
Health Insurance and other perquisites	--	--	1,639,573	1,639,573	1,639,573	1,639,573	1,689,573
Pension benefits(6)	174,136	174,136	174,136	174,136	174,136	174,136	174,136
Equity incentives(9) (10)	--	--	--	115,857	260,147	260,147	334,850
TOTAL	$174,136	$174,136	$2,287,733	$1,929,566	$2,073,856	$2,623,856	$3,020,809

Eric W. Schreck
Salary and Bonus	$--	$--	$--	$--	$--	$525,000	$--
Pension benefits(6)	131,905	131,905	131,905	131,905	131,905	131,905	131,905
Equity incentives(9) (10)	--	--	--	50,787	89,162	89,162	107,582
TOTAL	$131,905	$131,905	$131,905	$182,692	$221,067	$746,067	$239,487

(1)

Under the employment agreements of Messrs. McCormick, Cushing, Salvador, and Leonard, “good cause” means the commission of an act of fraud, embezzlement or theft constituting a felony against either of the Company or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the executive officer.

(2)

The amounts in this column represent the aggregate value of the payments due under the remaining term of the employment agreements of Messrs. McCormick, Cushing, Salvador, and Leonard, assuming no changes in the amount of base salary after termination and payments under the Executive Officer Incentive Plan and the additional amount payable in lieu of contributions to the Supplemental Retirement Plan. The employment agreements of Messrs. McCormick, Cushing, and Salvador renewed as of January 1, 2014 for a new term of three years each. The amounts presented in this column take into account the remaining one-year term of each agreement and also taken into account the one-year term of Mr. Leonard. Messrs. Schreck and Ozimek do not have an employment agreement with the Company.

(3)

“Retirement” means termination of employment at the earliest retirement date applicable to the named executive officer under the Trustco Bank retirement plan. As of December 31, 2015, only Mr. Cushing was eligible to receive retirement benefits under such plan. Mr. Cushing has announced his retirement, although the effective date has not yet been established. Please also refer to the Pension Benefits table and the related discussion.

(4)

“Disability” means a mental or physical condition which (i) in the opinion of a physician mutually agreed upon the by boards of directors of the Company and Trustco Bank and the named executive officer, will prevent such officer from carrying out the material job responsibilities or duties to which the officer was assigned at the time the disability was incurred and (ii) is expected to last for an infinite duration or a duration of more than six months.

(5)

The Company provides a death benefit to all employees through a third party insurance company under which it makes a payment in the amount of two year’s salary of the deceased employee (but not more than $600,000), to the surviving spouse, if any, of the deceased employee.

(6)

The actuarial present value of the named executive officer’s accumulated benefit under Trustco Bank retirement plan, determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles. Benefits under the plan will be paid in accordance with the terms of the plan, which do not provide for payment of benefits in a lump sum. The Company sponsors a 401k/Profit-Sharing Plan for all employees. The accumulated account balance has not been included in this benefit table. Messrs. McCormick, Ozimek, Cushing, Salvador, Leonard and Schreck have accumulated account balances of $540,426, $264,035, $290,083, $413,891, $462,238, and $542,449, respectively.

(7)

The amounts disclosed represent the aggregate balance as of December 31, 2015 for each of Messrs. McCormick, Cushing and Salvador. Messrs. Leonard, Schreck and Ozimek do not participate in the Supplemental Retirement Plan.

(8)	The amounts disclosed represent the payment to the named executive officers under TrustCo’s Performance Bonus Plan.
(9)

The amounts disclosed in the columns headed “Retirement Without Change in Control,” “Disability” and “Death” represent the amount payable to the named executive officer upon such events under TrustCo’s equity incentive plans. Under the Amended and Restated TrustCo Bank Corp NY 2010 Equity Incentive Plan and the award agreements under such plan, the options accelerate upon retirement, disability or death and the period of restriction under the restricted stock unit awards terminate (that is, such awards “vest”) upon disability or death, but are forfeited upon retirement or other termination. Under the performance shares awarded under the 2010 plan, upon retirement, disability or death a participant will be entitled to a pro rata payment based on the number of full months’ service during the applicable performance period but taking into account achievement of performance goals during the entire performance period. The amounts presented assume satisfaction of the performance targets at the targeted level for 2013, 2014 and 2015. Because the performance period under the 2015 awards commenced on January 1, 2016, termination for retirement, disability, or death as of December 31, 2015 would not result in any payment in respect of such performance awards.
(10)

The amounts disclosed in the column headed “Change in Control or Termination in Connection With a Change in Control” represent the payment to the named executive officer upon the accelerated vesting (or, as appropriate, lapse of restrictions) of awards under TrustCo’s equity incentive plans if a change in control occurred, and such officer were terminated, on December 31, 2015, and assumes the resulting amount is paid in cash. All unvested options and restricted stock units vest in full upon a change in control. The time-based vesting condition of performance shares will be satisfied in full upon a change in control, with payment to be made in respect of performance shares based upon the extent to which the performance goals specified in the applicable award agreement have been met up to the date of the change in control, or at the target vesting specified in the award agreement, whichever is higher.

(11)

The salary and bonus amounts and the amount of the tax gross-up payment (if any) disclosed in this column becomes payable on the earlier of (i) a change in control or (ii) the termination of the named executive officer’s employment within one year prior to a change in control. The health insurance and other perquisite amount disclosed in this column becomes payable only upon the termination of the named executive officer’s employment within two years after a change in control.

Compensation Policies and Practices that Present Material Risks to the Company

The Compensation Committee believes strongly that the compensation structure for the executive officers or any employee at TrustCo should not encourage undue risk taking. As discussed in the Compensation Discussion and Analysis, the Company’s executive officer compensation program includes cash and equity components with both short term (executive officer incentive plan) and longer-term (equity incentive plan, among others) performance measurement periods. Also as discussed, benefits under TrustCo’s compensation program may be forfeited if the executive does not remain employed at TrustCo. Further, the Equity Incentive Plan expressly provides that the TrustCo board and the Compensation Committee must work together to ensure that the implementation of the plan, in conjunction with the Company’s other compensation policies and practices, does not create risks that are reasonably likely to have a material adverse effect on the Company. As such, after a review of the Company’s compensation policies and procedures, the Compensation Committee has concluded that the risks arising from TrustCo’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Director Compensation

Compensation paid or awarded to members of TrustCo’s board of directors who are not also executive officers of TrustCo or Trustco Bank is comprised of a meeting fee of $10,000 and awards under TrustCo’s Directors Equity Incentive Plan and Directors Performance Bonus Plan.

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation		Total
	($)	($)	($)		($)
Dennis A. De Gennaro	130,000	9,210	--		139,210
Joseph A. Lucarelli(3)	40,000	--	--		40,000
Thomas O. Maggs	130,000	9,210	--		139,210
Dr. Anthony J. Marinello	130,000	9,210	--		139,210
Robert A. McCormick	130,000	9,210	415,576	(2)	554,786
William D. Powers	130,000	9,210	--		139,210
William J. Purdy	130,000	9,210	--		139,210

(1)

Includes the grant date fair value, calculated in accordance with FASB ASC 718 for the restricted stock units awarded in 2015. The assumptions made in the valuation of the awards are described in Note 9 to TrustCo’s consolidated financial statements for the years ended December 31, 2015 and 2014 under the heading “Stock Based Compensation Plans-Equity Awards.” As of December 31, 2015, each Director had 4,500 unvested, restricted stock units.

(2)

Includes $200,000 paid under a consulting agreement and for the noncompetition covenant set forth in that agreement, and perquisites of $59,394 (consisting of use of an auto and club, health insurance, estate planning services, and supplemental medical reimbursement) and tax payments on such benefits of $67,031.

(3)	Mr. Lucarelli resigned from the board effective May 2015. Fees earned reflect payment made through the date of his resignation.

TrustCo’s Amended and Restated 2010 Directors Equity Incentive Plan provides for the periodic grant of options, restricted stock, restricted stock units, and stock appreciation rights to directors as approved by the Compensation Committee. The exercise price for options may not be less than 100% of the fair market value of TrustCo’s common stock on the NASDAQ Stock Market (generally the closing price) on the day the grants are awarded.

Outstanding options, granted under TrustCo’s Amended and Restated 2010 Directors Equity Incentive Plan and prior directors’ stock option plans, held by current TrustCo directors are as follows:

Dennis A. De Gennaro	2,000
Thomas O. Maggs	6,000
Anthony J. Marinello, MD, PhD	6,000
Robert A. McCormick	6,000
William D. Powers	6,000
William J. Purdy	6,000

During 2015, directors were awarded 1,500 shares of restricted stock units. The period of restriction applicable to the awards will lapse as to all units awarded on November 17, 2018. The restricted stock units do not entitle the director to any cash or other dividend declared on the stock or to vote the units.

Also during 2015, the period of restriction lapsed with respect to the 1,500 restricted stock units that were awarded to each of the directors in 2012. The units were settled in cash, with each director receiving a gross amount of $9,705 based on the closing price of $6.47 per share for the Company’s stock on November 20, 2015, the date restriction period lapsed.

TrustCo directors who are not also employees of TrustCo or Trustco Bank are eligible to participate in the TrustCo Bank Corp NY Directors Performance Bonus Plan, which was adopted by the TrustCo board in 1997. Under the Directors Performance Bonus Plan, nonemployee directors are eligible to be awarded “units,” the value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the Directors Performance Bonus Plan. (The definition of change in control is the same as the definition contained in the employment agreements for TrustCo’s named executive officers, which were described above.) The units so awarded vest and payments under the Directors Performance Bonus Plan are to be made, only upon the occurrence of a change in control. Each nonemployee director has been awarded 34,981 units under the Directors Performance Bonus Plan at a base price of $5.95 per unit, except for Mr. Maggs, whose base price is $10.59 per unit and Mr. De Gennaro whose base price is $6.33 per unit. Mr. Flynn has not been awarded any Director Performance Bonus units at this time. Robert A. McCormick was awarded 1,399,205 units at a price of $5.95 per unit in 1997 as the Company’s Chief Executive Officer. The Directors’ Performance Bonus Plan allows awards given to an employee who is or becomes a director to retain those awards even after the employee has terminated employment so long as he or she remains a director.

TrustCo and Robert A. McCormick have entered into a consulting agreement under which Mr. McCormick serves as a consultant to the board of directors of TrustCo and to the board of directors of each of its affiliates, rendering to such boards and to individual members of such boards consulting services and advice on an as-needed basis with respect to matters pertaining to TrustCo and its affiliates. The services rendered are advisory only, and Mr. McCormick’s services as a consultant are rendered at such times and places as are mutually convenient to the boards and Mr. McCormick. The current agreement with Mr. McCormick took effect on June 1, 2011 and has a five-year term which terminates on May 31, 2016. As compensation for the services rendered by Mr. McCormick under the consulting agreement and for the noncompetition covenant set forth in that agreement, TrustCo paid Mr. McCormick in 2015 a fee in the amount of $200,000. Also, in connection with the consulting agreement Mr. McCormick has been provided office facilities and the use of a personal secretary, ongoing use of a company vehicle, club, estate planning services, and tax payments on these benefits. The cost of these is included in the table as other compensation. As noted above, Mr. McCormick’s term will expire at the Annual Meeting, and Mr. McCormick has decided to retire from the board of directors at that time rather than seek a new term; the consulting agreement will not be renewed.

Finally, under the terms of the employment agreement Mr. McCormick entered into while he was president and chief executive officer, TrustCo and/or Trustco Bank will provide at no cost to Mr. McCormick and his wife, for the rest of Mr. McCormick’s life, or the life of his spouse, the same health insurance benefits provided to Mr. McCormick and his family by TrustCo and Trustco Bank prior to his retirement. TrustCo and Trustco Bank will also provide to Mr. McCormick for his life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan. As a retired employee, Mr. McCormick also participates in and receives benefits from the Trustco Retirement Plan in accordance with the plan provisions.

Ownership of TrustCo Common Stock by Certain Beneficial Owners

TrustCo is not aware of any person who, as of the date hereof, is the beneficial owner of more than 5% of its common stock, except as described below:

Name and Address:	Amount		Percent
BlackRock, Inc.	9,176,333	(1)	9.6%
55 East 52nd Street
New York, NY 10055

Royce & Associates, LLC	8,879,589	(2)	9.3%
745 Fifth Avenue
New York, NY 10151

(1)

Based solely upon an amended Schedule 13G filed with the SEC by the listed person on January 27, 2016. According to the amended Schedule 13G, BlackRock, Inc. filed the Schedule 13G as the parent holding company or control person of BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC, and BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of TrustCo common stock.

(2)	Based solely upon an amended Schedule 13G filed with the SEC by the listed person on January 28, 2016, containing information as of December 31, 2015.

On March 1, 2016, the Financial Services Department of Trustco Bank held 167,166 shares of TrustCo common stock as executor, trustee, and agent (0.2% of outstanding shares) not otherwise reported in this proxy statement. Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.

Transactions with TrustCo and Trustco Bank Directors, Executive Officers and Associates

The Company has adopted policies and procedures for the review, approval, or ratification of transactions with its directors and executive officers or their related persons, such as immediate family members. TrustCo’s Code of Conduct requires transactions between TrustCo or Trustco Bank and any of their directors or executive officers (or their respective immediate family members) be fully disclosed and be reviewed and, if appropriate, approved by the board or board members who do not have an interest in the transaction in question.

Certain directors and executive officers of TrustCo and Trustco Bank, or businesses or other organizations with which these individuals are associated, are also deposit or trust customers of Trustco Bank, or have obtained loans or other extensions of credit from Trustco Bank. TrustCo expects that these persons will continue to be deposit, trust, or loan customers of Trustco Bank in the future. All such loans were made in the ordinary course of business, do not involve more than normal risk of collectability, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons. Further, federal regulations require that all loans or extensions of credit to TrustCo executive officers and directors by Trustco Bank be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for loans made under programs generally available to all employees, and must not involve more than the normal risk of repayment or present other unfavorable features. Also under federal regulations, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors. TrustCo and Trustco Bank have adopted written policies and procedures that implement these requirements.

Trustco Bank obtains legal services from, and pays fees to, Overton, Russell, Doerr, and Donovan, LLP, a law firm in which Thomas R. McCormick, son of Robert A. McCormick and brother of Robert J. McCormick, is a partner. Trustco Bank obtains such services at rates that are substantially the same as those the firm charges other clients, and the firm is one of a number of law firms that is retained by TrustCo to provide legal services to it. During the year ended December 31, 2015, $451,914 of legal fees were paid to Overton, Russell, Doerr, and Donovan, LLP. Also, TrustCo has entered into a consulting agreement with Robert A. McCormick which is described in the discussion of director compensation presented above. Each of the loans and other transactions or arrangements described above was approved by the board of directors, or appropriate board committee, in accordance with TrustCo and Trustco Bank policies.

Insurance for Indemnification of Officers and Directors

TrustCo’s bylaws provide detailed procedures to address circumstances under which an officer or director of TrustCo may seek indemnification from TrustCo and when such indemnification may be authorized. TrustCo’s employment agreements with Robert J. McCormick, Robert T. Cushing, Scot R. Salvador, and Robert M. Leonard contain provisions that obligate TrustCo or Trustco Bank to indemnify the officers under certain circumstances. The form of these agreements for Messrs. McCormick, Cushing, and Salvador was filed as an exhibit to TrustCo’s Current Report on Form 8-K filed December 22, 2008 and an amendment to the agreement was disclosed in a Current Report on Form 8-K filed March 17, 2009. Mr. Leonard’s agreement was filed as an exhibit to TrustCo’s Current Report on Form 8-K filed on November 25, 2013. TrustCo renewed insurance for the indemnification of its executive officers and directors of TrustCo and Trustco Bank from Zurich American Insurance Company for the primary coverage and a series of insurance companies for supplemental layers of coverage effective for the one-year period from October 10, 2015 to October 10, 2016. The cost of this insurance was $544,811, and coverage is provided to all executive officers and directors of TrustCo and Trustco Bank. TrustCo’s board of directors has no knowledge of any claims made or sum paid pursuant to such insurance policy during 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires TrustCo’s directors, executive officers, and persons who own more than 10% of a registered class of TrustCo’s equity securities to file initial reports of ownership and reports of changes in ownership in TrustCo’s common stock with the S.E.C. and to furnish TrustCo with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to TrustCo, and written representations that no other reports were required during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements have been met.

SEC Form 10-K

TrustCo will provide without charge a copy of its Annual Report on Form 10-K upon written request. Requests and related inquiries should be directed to: Kevin T. Timmons, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

Code of Conduct

Upon written request, TrustCo will provide without charge a copy of its Code of Conduct. Requests and related inquiries should be directed to: Robert M. Leonard, Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

SHAREHOLDER PROPOSALS

Shareholder proposals, including the submission of director nominees, to be considered for inclusion in a proxy statement in connection with any forthcoming Annual Meeting of shareholders of TrustCo must be submitted to TrustCo on a timely basis. Proposals for inclusion in TrustCo’s proxy statement and form of proxy for the Annual Meeting of shareholders expected to be held in May of 2017 must meet the requirements established by the Securities and Exchange Commission for shareholder proposals and must be received by TrustCo at its principal executive offices no later than December 2, 2016. Proposals intended to be considered at the 2017 Annual Meeting but that are not to be included in TrustCo’s proxy statement must be received at TrustCo’s principal executive offices no later than February 14, 2017. Any such proposals, together with any supporting statements, should be directed to the Secretary of TrustCo.

TRUSTCO SHAREHOLDERS

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO ATTEND. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP, WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.

TRUSTCO BANK CORP NY ATTN: ADAM ROSELAN

5 SARNOWSKI DRIVE

GLENVILLE, NY 12302

SCAN TO

VIEW MATERIALS & VOTE w

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E07148-P78240 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRUSTCO BANK CORP NY For Withhold For All To withhold authority to vote for any individual

All All Except nominee(s), mark “For All Except” and write the

The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below.

following:

1. Election of Directors ! ! !

Nominees:

01) Dennis A. De Gennaro

02) Brian C. Flynn

The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain

2. Approval of a Nonbinding Advisory Resolution on the Compensation of TrustCo’s Named Executive Of?cers. ! ! !

3. Rati?cation of the appointment of Crowe Horwath LLP as Independent Auditors for 2016. ! ! !

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them !

on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report are available at www.proxyvote.com.

E07149-P78240

REVOCABLE PROXY TRUSTCO BANK CORP NY

Annual Meeting of Shareholders May 19, 2016 4:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Paul Heiner and William F. Terry, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this form, all of the shares of Common stock of TRUSTCO BANK CORP NY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 4:00 PM, EDT on May 19, 2016, at the Mallozzi’s Restaurant and Banquet House, 1930 Curry Road, Rotterdam, NY 12303, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations

The undersigned acknowledges receipt from TrustCo Bank Corp NY prior to the execution of this proxy of a Notice of the Annual Meeting, the proxy statement, and Annual Report.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

TRUSTCO

Bank Corp NY

Your vote matters.

Vote your shares today.